Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of November 13, 2008

Among

CONSTELLATION ENERGY GROUP, INC.,

as Borrower

THE LENDERS NAMED HEREIN

and

THE ROYAL BANK OF SCOTLAND PLC,

as Administrative Agent

RBS SECURITIES CORPORATION
d/b/a RBS GREENWICH CAPITAL

and

UBS SECURITIES LLC
Co-Lead Arrangers and Co-Book Managers

and

UBS SECURITIES LLC
Syndication Agent

i

SCHEDULES AND EXHIBITS

Schedule I	—	Schedule of Lenders

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Notice of Conversion
Exhibit D	—	Form of Opinion of Counsel for the Borrower
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Solvency Certificate

ii

This CREDIT AGREEMENT (this “Agreement”), dated as of November 13, 2008, is entered into among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders listed in Schedule I (together with their successors and assigns, the “Lenders”) and THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENT

WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.01.  Defined Terms.

As used in this Agreement, terms not defined in the lead paragraph or preamble shall have the meanings specified below:

“Administrative Agent” shall have the meaning given such term in the preamble hereto.

“Advance” shall mean a Eurodollar Advance or Base Rate Advance.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified.  For this purpose, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting shares, by contract or otherwise.

“Applicable Lending Office” shall mean, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance, and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Advance.

“Applicable Margin” shall mean, with respect to any Type of Advance, at all times during which any Applicable Rating Level set forth below is in effect, the rate per annum set forth below for such Type of Advance next to such Applicable Rating Level:

Applicable Rating Level	Applicable Margin for Eurodollar Advances	Applicable Margin for Base Rate Advances
1	2.00. %	1.00%
2	2.25%	1.25%
3	2.75%	1.75%
4	3.00%	2.00%
5	3.50%	2.50%

A change in the Applicable Margin resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of a change in any Reference Rating that results in a change in the Applicable Rating Level.

“Applicable Rating Level” shall be determined, at any time, in accordance with the then- applicable Reference Ratings as follows:

Reference Ratings	Applicable Rating Level
One of the following ratings shall be in effect: Reference Rating by S&P of BBB+ or higher or Reference Rating by Moody’s of Baa1 or higher	1
One of the following ratings shall be in effect: Reference Rating by S&P of at least BBB or Reference Rating by Moody’s of at least Baa2	2
One of the following ratings shall be in effect: Reference Rating by S&P of at least BBB- or Reference Rating by Moody’s of at least Baa3	3
One of the following ratings shall be in effect: Reference Rating by S&P of at least BB+ or Reference Rating by Moody’s of at least Ba1	4
Both of the following ratings shall be in effect: Reference Rating by S&P lower than BB+ (or unrated) and Reference Rating by Moody’s lower than Ba1 (or unrated)	5

In the event that none of Applicable Rating Levels 1, 2, 3 or 4 shall be applicable, or no Reference Rating by either S&P or Moody’s shall be in effect, then the Applicable Rating Level shall be Applicable Rating Level 5.  The Applicable Rating Level shall be redetermined on the date of announcement of a change in any of these Reference Ratings.

Notwithstanding the above, (i) if at any time there is a split between Reference Ratings by S&P and Moody’s, the Applicable Rating Level shall be determined by the higher Reference Rating, unless there is a difference of more than one Level between such Reference Ratings, in which case the Applicable Rating Level shall be the Applicable Rating Level that corresponds to the Reference Ratings one Level below the higher Reference Rating.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means any event described in paragraph (iii) of the definition of Prepayment Event.

 “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee in the form of Exhibit A.

“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (i) the rate of interest per annum announced from time to time by RBS as its prime rate, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on a nationally recognized service such as Reuters Page LIBOR01 (or any successor page) as displaying the London interbank offered rate for deposits in dollars at approximately 11:00 A.M. (London time) such day for a term of one month (the “One-Month LIBOR Rate”) plus 1%; provided, however, if more than one rate is specified on such service, the applicable rate shall be the arithmetic mean of all such rates plus 1%.  Any change in the Base Rate due to a change in RBS’s prime rate, the Federal Funds Effective Rate or the One-Month LIBOR Rate shall be effective at the opening of business on the effective date of such change in such prime rate, the Federal Funds Effective Rate or One-Month LIBOR rate, respectively.

“Base Rate Advance” shall mean an Advance that bears interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

“Base Rate Borrowing” shall mean a Borrowing comprised of Base Rate Advances.

“BGE” shall mean Baltimore Gas and Electric Company, a Subsidiary of Borrower.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall mean Constellation Energy Group, Inc., a Maryland corporation.

“Borrowing” shall mean a borrowing consisting of (i) simultaneous Advances of the same Type and having the same interest period made by each of the Lenders pursuant to Section 2.03.  All Advances of the same Type, having the same Interest Period and made or Converted on the same day shall be deemed a single Borrowing hereunder until repaid or next Converted.

“Borrowing Request” shall mean a request made pursuant to Section 2.03 in the form of Exhibit B.

“Business Day” shall mean any day (other than a day that is a Saturday, Sunday or legal holiday in the State of New York or the State of Maryland) on which banks are open for business in New York, New York and Baltimore, Maryland; provided, however, that, when used in connection with a Eurodollar Advance, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capitalization” shall mean, with respect to any Person, the sum of (i) the aggregate of the capital stock, including preferred and preference stock, (but excluding treasury stock and capital stock subscribed and unissued) and other equity accounts (including retained earnings, paid-in capital and minority interest) of such Person and its Subsidiaries as the same appears on its balance sheet prepared in accordance with GAAP as of the date of determination, but including (without duplication and except as expressly provided otherwise herein) Equity-Preferred

Securities of such Person and its Subsidiaries and excluding the effect on accumulated other comprehensive income (loss) resulting from (A) Financial Accounting Statement No. 133 (Accounting for Derivative Instruments and Hedging Activities) and (B) any pension and other post-retirement benefits liability adjustments recorded in accordance with GAAP, and (ii) the amount of all Specified Indebtedness of such Person and its Subsidiaries as of the same date.

“Capitalized Lease Obligation” shall mean any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property, which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP, and for purposes hereof the amount of such obligation shall be the capitalized amount determined in accordance with such principles.

“Cash Equivalents” shall mean (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition; (ii) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (iii) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (iv) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (ii) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (v) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (vi) securities with maturity of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (ii) of this definition; and (vii) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (i) through (vi) of this definition.

“Change in Control” shall mean the occurrence of either of the following: (i) any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) either (A) acquires shares of common stock of the Borrower in a transaction or series of transactions that results in such entity, person or group becoming, directly or indirectly, the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the outstanding common stock of the Borrower, or (B) acquires, by proxy or otherwise, the right to vote, for the election of directors, for any merger, combination or consolidation of the Borrower, or for any other matter or question, 20% or more of the then outstanding voting securities of the Borrower (except where such acquisition is made by a person or persons appointed by at least a majority of the board of directors of the Borrower to act as proxy for any purpose); or (ii) the election or appointment, within a twelve-month period, of persons to the Borrower’s board of directors who were not directors of the Borrower at the beginning of such twelve-month period, and whose election or appointment was not approved by a majority of those persons who were directors at the beginning of such period, where such newly elected or appointed directors constitute 30% or more of the directors of the board of directors of the Borrower.  Notwithstanding the foregoing, the acquisition of the Borrower by MidAmerican Energy Holdings Company substantially in accordance with the terms described in the Borrower’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on September 18, 2008, will not constitute a “Change in Control”.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Advances under this Agreement as set forth in Schedule I hereto, as such commitment may be terminated or reduced from time to time pursuant to Section 2.09 or modified from time to time pursuant to Section 8.04.

“Commitment Fee Rate” shall mean, at all times during which any Applicable Rating Level is in effect, the rate per annum set forth below next to such Applicable Rating Level:

Applicable Rating Level	Commitment Fee
1	0.500%
2	0.625%
3	0.75%
4	1.000%
5	1.250%

A change in the Commitment Fee Rate resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of a change in any Reference Rating that results in a change in the Applicable Rating Level.

“Commitment Percentage” shall mean, as to any Lender as of any date of determination, the percentage describing such Lender’s pro rata share of the Commitments set forth in the Register from time to time.

“Consolidated EBITDA” means, for any period, an amount equal to Consolidated Net Income for such period plus (i) the following to the extent deducted in calculating such Consolidated Net Income and without duplication: (A) Consolidated Interest Expense for such period, (B) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (C) depreciation and amortization expense, (D) non-recurring expenses and charges and (E) extraordinary expenses and charges, minus (ii) the following to the extent included in calculating such Consolidated Net Income and without duplication: (A) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period, (B) non-cash items increasing Consolidated Net Income for such period, other than items of the type described in the Borrower’s financial statements delivered pursuant to Section 3.01(c)(vi) as “Derivative assets and liabilities, excluding collateral”, (C) non-recurring income and (D) extraordinary income.

“Consolidated Interest Expense” means, for any period, the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its consolidated Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (ii) the portion of rent expense of the Borrower and its consolidated Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP less consolidated interest income including interest earned on cash margin accounts with counterparties.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its consolidated Subsidiaries for that period.

“Constellation Commodities Group” shall mean Constellation Energy Commodities Group, Inc. (formerly known as Constellation Power Source, Inc.), a Delaware corporation.

“Constellation Generation” shall mean Constellation Energy Nuclear Group, LLC (formerly known as Constellation Nuclear, LLC), a Maryland limited liability company.

“Convert”, “Conversion” and “Converted” each shall mean a conversion of Borrowings of one Type into Borrowings of another Type, or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Borrowings pursuant to the terms of this Agreement.

“Credit Documents” shall mean this Agreement, any Note, any Borrowing Request, the Fee Letter and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Defaulting Lender” shall mean any Lender that (i) has not made available to the Administrative Agent such Lender’s ratable portion of a requested Borrowing within three Business Days after the date due therefor in accordance with Section 2.02(c), (ii) has notified the Borrower or the Administrative Agent that it does not intend to comply with its obligations under Section 2.02(c) or (iii) is the subject of a bankruptcy, insolvency or similar proceeding.

“Designated Lender” shall mean a Defaulting Lender or a Downgraded Lender.

“Downgraded Lender” shall mean any Lender (i) the long-term, senior unsecured Indebtedness of which is rated below BBB- by S&P, Baa3 by Moody’s or a comparable rating by any other nationally-recognized rating agency, or (ii) that is a Subsidiary of a Person that is the subject of a bankruptcy, insolvency or similar proceeding.

“Domestic Lending Office” shall mean, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eligible Assignee” shall mean any of the following entities: (i) a financial institution organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; and (ii) a financial institution organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such financial institution is acting through a branch or agency located in the United States.

“Equity-Preferred Securities” of any Person means (i) debt or preferred securities that are mandatorily convertible or mandatorily exchangeable into common shares of such Person and (ii) any other securities, however denominated, including but not limited to trust originated preferred securities, (A) issued by such Person or any Subsidiary of such Person, (B) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (C) that are perpetual or mature no less than 30 years from the date of issuance, (D) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (E) the terms of which permit the deferral of the payment of interest or distributions thereon.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time (or any successor statute) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean, with respect to any Person, any trade or business (whether or not incorporated) which together with such Person is a single employer within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“ERISA Event” shall mean (i) (A) the occurrence of a Reportable Event or (B) the satisfaction of the requirements of paragraph (1) of Section 4043(b) of ERISA with respect to the Borrower or an ERISA Affiliate of the Borrower that is a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Title IV Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA of which the Borrower has actual knowledge will occur with respect to such Title IV Plan within the following thirty (30) days; (ii) the filing of an application for a minimum funding waiver with respect to a Title IV Plan; (iii) the provision by the administrator of any Title IV Plan of a notice of intent to terminate such Title IV Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iv) the cessation of operations at a facility of the Borrower or any ERISA Affiliate of the Borrower in the circumstances described in Section 4062(e) of ERISA; (v) the withdrawal by the Borrower or any ERISA Affiliate of the Borrower from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (vi) the withdrawal by the Borrower or any ERISA Affiliate of the Borrower from a Multiemployer Plan that results in a liability to the Borrower or any ERISA Affiliate of the Borrower of at least $25,000,000; (vii) the fulfillment of the conditions for the imposition of a lien under Section 302(f) or 303(k) of ERISA or Section 430(k) of the Code with respect to any Title IV Plan; (viii) the adoption of an amendment to a Title IV Plan requiring the provision of security to such Title IV Plan pursuant to Section 307 of ERISA, the provision of security pursuant to Section 206(g)(5)(a) of ERISA or Section 436(f)(1)

of the Code, or the violation of Section 206(g) of ERISA or Section 436 of the Code with respect to a Single Employer Plan, or Section 305 of ERISA or Section 432 of the Code with respect to a Multiemployer Plan; (ix) the institution by the PBGC of proceedings to terminate a Title IV Plan or the appointment of a trustee to administer a Title IV Plan pursuant to Section 4042 of ERISA, or any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan; or (x) the reorganization (as described in Section 4241 of ERISA), the insolvency (as described in Section 4245 of ERISA) or the termination of a Multiemployer Plan that results in a liability to the Borrower or any ERISA Affiliate of the Borrower of at least $25,000,000.

“Eurocurrency Liabilities” shall have the meaning specified in Regulation D of the Board, as in effect from time to time.

“Eurodollar Advance” shall mean an Advance that bears interest at the Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Advances.

“Eurodollar Lending Office” shall mean, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” shall mean, for each Interest Period for each Eurodollar Advance made as part of the same Borrowing, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on a nationally recognized service such as Reuters Page LIBOR01 (or any successor page) as displaying the London interbank offered rate for deposits in dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on such service, the applicable rate shall be the arithmetic mean of all such rates.  If, for any reason, such rate is not available, the term “Eurodollar Rate” shall mean, with respect to any Eurodollar Advance for the Interest Period applicable thereto, the average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) that are offered by the Reference Banks deposits in dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Eurodollar Reserve Percentage” of any Lender for each Interest Period for each Eurodollar Advance shall mean the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement, without benefit of or credit for proration, exemptions or offsets) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” shall have the meaning assigned to such term in Section 6.01.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upwards to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by the Administrative Agent, of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter, dated August 26, 2008, as amended, modified and supplemented from time to time, among the Borrower, RBS, RBS GC, UBS Loan Finance LLC and UBS Securities LLC.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles, applied on a consistent basis.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation of (i) the guaranteeing person or (ii) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Hazardous Substance” shall mean any waste, substance, or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau, or instrumentality of the United States or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

“Hostile Acquisition” shall mean any Target Acquisition involving a tender offer or proxy contest that has not been recommended or approved by the board of directors (or similar governing body) of the person that is the subject of such Target Acquisition.  As used herein, “Target Acquisition” shall mean any transaction, or any series of related transactions, by which the Borrower and/or any of its Subsidiaries directly or indirectly (i) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a Person that has ordinary voting power for the election of directors or (iii) otherwise acquires control of a more that 50% ownership interest in any such Person.

“Indebtedness” shall mean, with respect to any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person, issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business) which purchase price is due more than one year from the date of incurrence of the obligation in respect thereof or is evidenced by a note or other instrument; (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit (to the extent not collateralized with cash or Cash Equivalents), banker’s acceptances and similar instruments (in each case, whether or not matured); (iv) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments including obligations so evidenced incurred in connection with the acquisition of property, assets or business; (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (vi) all Capitalized Lease Obligations, leverage leases, sale and leasebacks and other similar lease arrangements of such Person in amounts that exceed $25,000,000 in the aggregate; (vii) all Off-Balance Sheet Liabilities; (viii) withdrawal liability incurred under ERISA to any Multiemployer Plan by such Person or any ERISA Affiliate of such Person (ix) all indebtedness of others of the type referred to in (i) through (viii) as to which such Person has a Guarantee Obligation.

 “Interest Payment Date” shall mean, with respect to any Advance, the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Advance with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date for such Advance had successive Interest Periods of three months’ duration been applicable to any Advance and, in addition, the date of any prepayment of each Advance or Conversion of any Advance to an Advance of a different Type or having a new Interest Period.

“Interest Period” shall mean (i) as to any Eurodollar Advance, the period commencing on the date of such Advance or the date of the Conversion of any Advance into a Eurodollar Advance and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2 or 3 months thereafter, or such other period as the Borrower and all the Lenders may agree in any specific instance and (ii) as to any Base Rate Advance, the period commencing on the date of such Advance or the Conversion of any Advance into a Base Rate Advance and ending on the earliest of (A) the Termination Date and (B) the date such Advance is repaid, prepaid or Converted; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Advances only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“Lender” shall have the meaning given such term in the preamble hereto.

“LIBOR Market Rate Spread” shall mean, for any Interest Period for any Eurodollar Borrowing, 100% of the Borrower’s five-year credit default swap spread (as obtained by the Administrative Agent from the Markit Group Limited website) on the date two Business Days prior to the first day of such Interest Period.  The Administrative Agent will determine the LIBOR Market Rate Spread no later than 11:00 A.M. on the date two Business Days prior to the first day of the Interest Period for any Eurodollar Borrowing; provided, however, that in the event that the LIBOR Market Rate Spread for such Eurodollar Borrowing is not available from Markit Group Limited two Business Days prior to the first day of the Interest Period for such Eurodollar Borrowing, the Borrower, RBS (or any of its Affiliates) and UBS Loan Finance LLC (or any of its Affiliates) shall negotiate in good faith (for a period of up to 30 days after the credit default swap spread becomes unavailable (such 30-day period, the “Negotiation Period”)) to agree on an alternative method for establishing the LIBOR Market Rate Spread.  The LIBOR Market Rate Spread at any date of determination thereof that falls during the Negotiation Period shall be based upon the then most recently available quote of the credit default swap spread determined pursuant to the first sentence of this definition.  If no such alternative method is agreed upon during the Negotiation Period, the LIBOR Market Rate Spread as at any date of determination after the end of the Negotiation Period shall be a rate per annum equal to the greater of (i) 100% of the maximum Applicable Margin for Eurodollar Advances and (ii) the average of the Borrower’s five-year credit default swap spreads (as obtained by the Administrative Agent from the Markit Group Limited website) during the 30 day period ending on the date on which such swap spread was most recently available from Markit Group Limited.

“Lien” shall have the meaning specified in Section 5.02(a).

“Majority Lenders” shall mean Lenders having Commitments representing in excess of 50% of the aggregate Commitments or, if the Commitments have been terminated, Lenders holding Outstanding Credits representing in excess of 50% of the Outstanding Credits.

“Margin Regulations” shall mean Regulations T, U and X of the Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Margin Stock” shall have the meaning given such term under Regulation U of the Board.

“Material Adverse Change” shall mean any event, development or circumstance that has had a material adverse effect on (i) the transactions contemplated by this Agreement, (ii) the financial condition or financial results of operations of the Borrower and its Subsidiaries taken as a whole on a consolidated basis or (iii) the validity or enforceability of any of the Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

“Material Subsidiary” shall mean (i) Constellation Commodities Group and Constellation Generation and (ii) any Subsidiary of the Borrower (x) the assets of which are equal to or greater than 30% of the consolidated assets (valued at book value) of the Borrower and its Subsidiaries, taken as a whole, and (y) the net income (determined in accordance with GAAP) of which is equal to or greater than 25% of the net income of the Borrower and its Subsidiaries, taken as a whole (initially determined as of the date hereof by reference to the audited financial statements of the Borrower and its Subsidiaries delivered to the Administrative Agent pursuant to Section 3.01(c)(v) and thereafter determined as of the date annual audited financial statements of the Borrower and its consolidated Subsidiaries are required to be delivered to the Administrative Agent pursuant to Section 5.03(c)).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate of the Borrower (i) is making or accruing an obligation to make contributions, or (ii) within any of the preceding six plan years, made or accrued an obligation to make contributions.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower and for the employees of one or more other Persons or (ii) was so maintained and in respect of which the Borrower or any ERISA Affiliate of the Borrower would have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Proceeds” means, with respect to any Prepayment Event, (i) the cash proceeds received in respect of such Prepayment Event including any cash received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received, and, in the case of a condemnation or similar event, cash condemnation awards and similar cash payments, in each case net of (ii) the sum of (A) all fees and expenses paid or reasonably estimated by the Borrower to be payable by the Borrower or any of its Subsidiaries to third parties (other than Affiliates of the Borrower) in connection with such Prepayment Event (including customary legal, accounting and investment banking fees, commissions, discounts, relocation fees and expenses, and any actual liabilities or losses in respect of any condemnation or similar event or to pay amounts required to be paid with such condemnation or similar payments under the terms of contractual obligations then in effect), (B) in the case of a sale of an asset (including pursuant to a sale and leaseback transaction) or a condemnation or similar proceeding, the amount of all payments required to be made by the Borrower or any of its Subsidiaries as a result of such event to repay Indebtedness (other than the Advances) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (C) the amount of all taxes paid (or reasonably estimated to be payable within the 12 months following such Prepayment Event) by the Borrower and its Subsidiaries in connection with such Prepayment Event, and (D) any amount remitted in an escrow or any reserves established by the Borrower and its Subsidiaries against liabilities under any indemnification obligation or purchase price adjustment or otherwise associated with such Prepayment Event, including pension and post-employment benefit liabilities and liabilities related to environmental laws or against any other contingent obligation related to such Prepayment Event, that, in each case, are reasonably estimated to be payable within the 12 months following such Prepayment Event (as determined in good faith by the chief financial officer or treasurer of the Borrower).

“Non-U.S. Payee” shall have the meaning specified in Section 2.16(f).

“Note” shall mean a promissory note of the Borrower issued pursuant to Section 2.05(e) at the request of a Lender, evidencing the Advances and in form satisfactory to the Administrative Agent, as such promissory note may be amended, modified, supplemented or replaced from time to time.

“Notice of Conversion” shall have the meaning assigned to that term in Section 2.03(b).

“Off-Balance Sheet Liability” of a Person shall mean any of the following obligations not appearing on such Person’s balance sheet (i) all lease obligations, leveraged leases, sale and leasebacks and other similar lease arrangements of such Person, (ii) any liability under any so called “synthetic lease” transaction entered into by such Person, and (iii) any obligation arising with respect to any other transaction if and to the extent that such obligation is the functional equivalent of borrowing but that does not constitute a liability on the balance sheet of such Person.

“Outstanding Credits” shall mean, on any date of determination, an amount equal to the aggregate principal amount of all Advances outstanding on such date.

“Patriot Act” shall mean the USA Patriot Act (title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended or otherwise modified from time to time.

“Patriot Act Disclosures” shall mean all documentation and other information that the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Securitization” shall mean (i) the transfer of the rights of BGE under a qualified rate order to an Affiliate, (ii) the issuance of rate stabilization bonds by an Affiliate of the BGE and (iii) the creation of Liens on rate stabilization property to secure the payment of the rate stabilization bonds by an Affiliate of BGE, as contemplated by Sections 7-520 et. seq. of the Public Utility Companies Article of the Annotated Code of Maryland or any successor provision of Maryland law.

“Person” shall mean any natural person, corporation, limited liability company, business trust, joint venture, joint stock company, trust, association, company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any material “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by the Borrower or any ERISA Affiliate of the Borrower.

“Prepayment Event” means:

(i)            (a) the issuance by the Borrower or any of its Subsidiaries (other than  BGE) of any equity, equity hybrid or equity-linked securities (including, without limitation, Equity-Preferred Securities), other than any such securities (1)  issued to the Borrower or a Subsidiary of the Borrower by a Subsidiary of the Borrower, or (2) issued in connection with any employee benefit or long-term equity plan or any shareholder investment plan, or (b) the receipt by the Borrower or any Subsidiary of the Borrower of any capital contribution, other than any such capital contribution by the Borrower or a Subsidiary of the Borrower to a Subsidiary of the Borrower;

 (ii)          the incurrence by the Borrower or any of its Subsidiaries (other than BGE) of any Indebtedness described in clause (i) or (iv) of the definition thereof, other than (A) Indebtedness under commercial paper programs and credit facilities (including this Agreement) in existence on the date hereof and in a principal amount under each such program or facility not in excess of the principal amount provided thereunder on the date hereof, including tax-exempt financings, (B) extensions or refinancings of any Indebtedness outstanding on the date hereof or otherwise described in clause (A), provided that the principal amount of any such extended or refinanced Indebtedness shall not exceed the principal amount of the Indebtedness so extended or refinanced plus the amount of any prepayment premium, accrued or accreted amounts paid in respect of such Indebtedness and customary fees and expenses related to such refinancing, (C) Indebtedness secured by gas reserves not in excess of $80 million aggregate principal amount outstanding at any time, and (D) any other Indebtedness described in clause (i) or (iv) of the definition thereof not in excess of $100 million in aggregate principal amount outstanding at any time; or

(iii)          any sale (including pursuant to a sale and leaseback transaction) of any property of the Borrower or any of its Subsidiaries (other than BGE) not in the ordinary course of business (including, without limitation, the sale of the Borrower’s global commodities business, London-based operations and power generating facilities but excluding any sale of assets pursuant to the Put Agreements), other than (A) sales of commodity contracts and similar rights and (B) dispositions of assets resulting in aggregate Net Proceeds from all asset dispositions after the date hereof not exceeding $200,000,000; and

(iv)          any taking of any property of the Borrower or any of its Subsidiaries (other than BGE) under power of eminent domain or by condemnation or similar proceeding, or any transfer of any such property in lieu of a condemnation or similar taking thereof.

“Put Agreements” shall mean (i) the Put Agreement, dated as of November 6, 2008, among MidAmerican Energy Holdings Company, the Borrower, MEHC Merger Sub Inc. and Constellation Power Source Generation Inc. and (ii) the Put Agreement, dated as of November 6, 2008, among MidAmerican Energy Holdings Company, the Borrower, MEHC Merger Sub Inc. and CER Generation II, LLC.

“RBS” shall have the meaning given such term in the preamble hereto.

“RBS GC” shall mean RBS Securities Corporation d/b/a RBS Greenwich Capital.

“Reference Banks” shall mean RBS and such other Lenders as are designated by the Borrower.

“Reference Rating” by S&P or Moody’s shall mean, on any date of determination, the most recently announced long-term, senior unsecured non-credit enhanced debt rating of the Borrower issued by S&P or Moody’s, respectively.

“Register” shall have the meaning assigned to such term in Section 8.04(d).

“Reportable Event” shall mean any event described in Section 4043(c) of ERISA, other than an event (excluding an event described in Section 4043(c)(1) relating to tax disqualification) with respect to which the thirty (30) day notice requirement of such section has been waived.

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. or any successor thereto.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower and for no employees of any Person other than the Borrower or such ERISA Affiliate or (ii) was so maintained and in respect of which the Borrower or any ERISA Affiliate of the Borrower would have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” shall mean, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and contingent obligations as they mature in the normal course of business, (ii) Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course and (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Indebtedness” of any Person shall mean all Indebtedness of such Person and its Subsidiaries, excluding, however, (i) Indebtedness incurred in connection with any Permitted Securitization, (ii) Equity-Preferred Securities of such Person and its Subsidiaries not to exceed

20% of Capitalization of such Person (calculated for purposes of this definition without regard to any Equity-Preferred Securities of such Person and its Subsidiaries) and (iii) commercial paper issued by such Person or such Subsidiary and outstanding on any date of determination in an aggregate face amount not exceeding the lesser of $1,000,000,000 and the sum of (x) cash and (y) the value of Cash Equivalents, in each case, owned free and clear of any Lien by such Person or Subsidiary on such date.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which more than 50% of (i) the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) or (ii) other equity interest comparable to that described in the preceding clause (i) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Termination Date” means the earlier to occur of (i) November 12, 2009 and (ii) the date of termination or reduction in whole of the Commitments in accordance with this Agreement.

“Title IV Plan” shall mean a Single Employer Plan, Multiemployer Plan or Multiple Employer Plan.

“Type”, when used in respect of any Advance or Borrowing, shall refer to the Rate by reference to which interest on such Advance or on the Advances comprising such Borrowing is determined.  For purposes hereof, “Rate” shall mean the Eurodollar Rate or the Base Rate.

“Unmatured Default” shall mean the occurrence and continuance of an event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Unused Commitment” shall mean, for any period from the date hereof to the Termination Date, the amount by which (i) the sum of the aggregate Commitments exceeds (ii) the daily average sum for such period of the aggregate principal amount of Outstanding Credits.

“Withdrawal Liability” shall have the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02.  Terms Generally.

The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with any covenant set forth in Article V, such terms shall be construed in accordance with GAAP as in effect on the date hereof applied on a basis consistent with the application used in preparing the audited financial statements referred to in Section 4.01(f).

Section 1.03.  Time.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.

ARTICLE II

THE ADVANCES

Section 2.01.  Making the Advances.

(a)           Subject to the terms and conditions herein set forth, each Lender agrees, severally and not jointly, to make Advances, at any time and from time to time until the Termination Date, to the Borrower in an aggregate principal amount at any time outstanding not to exceed such Lender’s Commitment minus an amount equal to such Lender’s Commitment Percentage multiplied by the Outstanding Credits at such time.

(b)           At no time shall the Outstanding Credits exceed the aggregate Commitments.  The Borrower agrees to prepay Advances (subject to payment of the breakage fee required pursuant to clause (ii) of Section 8.05(b) to the extent required to ensure compliance with this provision at all times.

(c)           No more than ten Eurodollar Borrowings shall be outstanding at any one time.

(d)           Within the foregoing limits, the Borrower may borrow, pay or prepay, subject to the limitations set forth in Section 2.10(a), and reborrow Advances hereunder, on and after the date hereof and prior to the Termination Date, subject to the terms, conditions and limitations set forth herein.

Section 2.02.  The Advances.

(a)           Each Advance shall be made as part of a Borrowing consisting of Advances made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Advance shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Advance required to be made by such other Lender).  The Advances comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or an aggregate principal amount equal to the remaining balance of the available Commitments).

(b)           Each Borrowing shall be comprised entirely of Eurodollar Advances or Base Rate Advances, as the Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Advance in accordance with the terms of this

Agreement.  Subject to Section 2.01(c), Borrowings of more than one Type may be outstanding at the same time.

(c)           Each Lender shall make each Advance to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, and the Administrative Agent shall, by 2:00 P.M., credit the amounts so received to the account or accounts specified from time to time in one or more notices delivered by the Borrower to the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this subsection (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower (without waiving any claim against such Lender for such Lender’s failure to make such portion available) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate; provided, however, that should both the Borrower and such Lender repay the Administrative Agent in accordance with this sentence, the Administrative Agent will forthwith return the amount in excess of the portion due to it under this sentence to the Borrower.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

Section 2.03.  Borrowing and Conversion Procedures.

(a)           In order to request a Borrowing, the Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 10:00 A.M. three Business Days before such Borrowing, and (b) in the case of a Base Rate Borrowing, not later than 10:00 A.M. on the Business Day of such Borrowing.  Such notice shall be irrevocable and shall in each case specify (i) whether the Borrowing then being requested is to comprise Eurodollar Advances or Base Rate Advances; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto, which shall not end after the Termination Date.  If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Base Rate Borrowing.  If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(b)           The Borrower may on any Business Day, by delivering a notice of conversion (a “Notice of Conversion”) to the Administrative Agent not later than 10:00 A.M. on the third

Business Day prior to the date of the proposed Conversion, and subject to the provisions of Sections 2.08 and 2.12, Convert any Borrowing of one Type or for one Interest Period into a Borrowing of another Type or for another Interest Period; provided, however, that any Conversion of any Eurodollar Borrowing shall be made on, and only on, the last day of an Interest Period.  Each such Notice of Conversion shall be in substantially the form of Exhibit C hereto and shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Borrowings to be Converted, (iii) if such Conversion will result in a Eurodollar Borrowing, the duration of the Interest Period for such Eurodollar Borrowing, and (iv) the aggregate amount of Borrowings proposed to be Converted.  If the Borrower shall not have provided a Notice of Conversion with respect to any Eurodollar Borrowing on or prior to 10:00 A.M. on the third Business Day prior to the last day of the Interest Period applicable thereto, in the case of a Conversion to or in respect of Eurodollar Advances, or if an Event of Default shall have occurred and be continuing on the third Business Day prior to the last day of the Interest Period with respect to any Eurodollar Borrowing, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Borrowing will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Borrowing.

(c)           Notwithstanding any other provision of this Agreement to the contrary, no Borrowing shall be requested or Converted if the Interest Period with respect thereto would end after the Termination Date.  The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 and of each Lender’s portion of the requested Borrowing or Conversion.

Section 2.04.  Fees

(a)           Commitment Fee.  The Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of the Lenders, a commitment fee equal to the Commitment Fee Rate in effect from time to time multiplied by the aggregate amount of the Unused Commitments from time to time, payable in arrears on the last day of each March, June, September and December during the term of such Lender’s Commitment (commencing on December 31, 2008) and on the Termination Date.  The commitment fee shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

(b)           Step-Up Fee.  The Borrower shall pay to the Administrative Agent, for the pro rata benefit of the Lenders, a fee equal to 0.25% of the Commitments (regardless of usage) on December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009, payable on each such date.

(c)           Year-End 2008 Funding Fee.  The Borrower shall pay to the Administrative Agent, for the pro rata benefit of the Lenders, a fee equal to 2.0% of the largest principal amount of Outstanding Credits on any day during the period from the date hereof through (and including) December 31, 2008, payable on December 31, 2008.

(d)           Additional Fees.  The Borrower shall pay to the Administrative Agent, for its own account, such other fees as are required to be paid to it under the Fee Letter.

(e)           Nonrefundable.  Once paid, none of the commitment fees or other fees provided for in this Section 2.04 shall be refundable under any circumstances.

Section 2.05.  Repayment of Advances; Evidence of Indebtedness.

(a)           The outstanding principal balance of each Advance, together with accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Type of each Advance made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to subsections (b) and (c) of this Section 2.05 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Advances and interest thereon in accordance with their terms.

(e)           Any Lender may request that its Advances be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender.  Thereafter, the Advances evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 8.04) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 8.04, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in subsections (a) and (b) above.

Section 2.06.  Interest.

(a)           Subject to the provisions of subsection (d) below and Sections 2.07, 2.08 and 2.12, the Advances comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the greater of the Applicable Margin and the LIBOR Market Rate Spread.

(b)           Subject to the provisions of Section 2.07, the Advances comprising each Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365/366 days, as the case may be, for periods during which the Base Rate is determined by reference to RBS’s prime rate and 360 days for other periods) at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)           Interest on each Advance shall be payable in arrears on each Interest Payment Date applicable to such Advance except as otherwise provided in this Agreement.

(d)           The Borrower shall pay to the Administrative Agent for the account of each Lender any costs actually incurred by such Lender that are attributable to such Lender’s compliance with regulations of the Board requiring the maintenance of reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities.  Such costs shall be paid to the Administrative Agent for the account of such Lender in the form of additional interest on the unpaid principal amount of each Eurodollar Advance of such Lender, from the date such Advance is made until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period, payable on each Interest Payment Date for such Advance.  Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent at least two Business Days prior to the relevant Interest Payment Date, provided, that failure to so notify the Borrower shall not constitute a waiver of such Lender’s right to request and receive additional interest under this subsection (d).  A certificate as to the amount of such additional interest, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.  Each Lender claiming any additional interest payable pursuant to this subsection shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional interest that may thereafter be due and payable and would not, in the good faith determination of such Lender, be otherwise disadvantageous to such Lender.

Section 2.07.  Default Interest.

If and for so long as an Event of Default shall have occurred and be continuing, each Advance outstanding hereunder shall bear interest at the rate otherwise applicable to such Advance plus 2%.  Without limiting the foregoing, if the Borrower shall default in the payment of any amount becoming due hereunder (other than the principal amount of any Advance), whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time from the Administrative Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in Section 2.06(b)) equal to the Base Rate plus 2%.

Section 2.08.  Alternate Rate of Interest.

In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined (i) that dollar deposits in the principal amounts of the Eurodollar Advances comprising such Borrowing are not generally available in the London interbank market or (ii) that reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give telecopy notice of such determination to the Borrower and the Lenders.  In the event of any such determination under clause (i) or (ii) above, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 shall be deemed to be a request for a Base Rate Borrowing and (y) each Eurodollar Advance then outstanding will automatically, on the last day of the then applicable Interest Period therefor, Convert into a Base Rate Advance.  In the event the Majority Lenders notify the Administrative Agent that the rates at which dollar deposits are being offered will not adequately and fairly reflect the cost to such Lenders of making or maintaining Eurodollar Advances during any Interest Period, the Administrative Agent shall notify the Borrower of such notice and until the Majority Lenders shall have advised the Administrative Agent that the circumstances giving rise to such notice no longer exist, (A) any request by the Borrower for a Eurodollar Borrowing shall be deemed a request for a Base Rate Borrowing and (B) each Eurodollar Advance then outstanding will automatically, on the last day of the then applicable Interest Period therefor, Convert into a Base Rate Advance.  Each determination by the Administrative Agent hereunder shall be made in good faith and shall be conclusive absent manifest error; provided that the Administrative Agent shall, upon request, provide to the Borrower a certificate setting forth in reasonable detail the basis for such determination.

Section 2.09.  Termination and Reduction of Commitments; Commitment Increase.

(a)           The Commitments shall automatically terminate on the Termination Date.  In addition, the Commitments shall automatically and permanently reduce by an amount equal to the principal amount of any prepayment required under Section 2.10(c) or (d) on the date specified for such prepayment (regardless of whether any Advances are outstanding on such date).

(b)           Upon at least three Business Days’ prior irrevocable written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000 and (ii) no such termination or reduction shall be made that would reduce the aggregate Commitments to an amount (A) less than the Outstanding Credits on the date of such termination or reduction (after giving effect to Sections 2.10(b), (c) and (d)) or (B) less than $25,000,000, unless the result of such termination or reduction referred to in this clause (B) is to reduce the aggregate Commitments to $0.  The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.09(b) and of each Lender’s portion of any such termination or reduction of the aggregate Commitments.

(c)           Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments.  The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction of the Commitments, the commitment fee payable on the Unused Commitments (if any) under

Section 2.04(a) so terminated or reduced accrued through the date of such termination or reduction.

(d)           The Borrower may terminate in full the Commitment of any Designated Lender by giving notice of such termination to such Designated Lender and the Administrative Agent; provided that (i) at the time of such termination, (x) no Event of Default or Unmatured Default shall have occurred and be continuing (or the Majority Lenders shall have consented to such termination), and (y) no Advances shall be outstanding, and (ii) concurrently with any subsequent payment of interest or of fees under Section 2.04(a) to the Lenders with respect to any period before the termination of the Commitment of such Designated Lender, the Borrower shall pay to such Designated Lender its ratable share (based upon its pro rata share before giving effect to such termination) of such interest or fees, as applicable.  The termination of the Commitment of a Defaulting Lender pursuant to this Section 2.09(d) shall not be deemed to be a waiver of any right that the Borrower, the Administrative Agent or any other Lender may have against such Defaulting Lender.

Section 2.10.  Prepayment.

(a)           Optional Prepayment.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon giving telecopy notice (or telephone notice promptly confirmed by telecopy) to the Administrative Agent: (i) before 10:00 A.M. three Business Days prior to prepayment, in the case of Eurodollar Advances, and (ii) before 10:00 A.M. one Business Day prior to prepayment, in the case of Base Rate Advances; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  Each notice of prepayment under this subsection (a) shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein.

(b)           Mandatory Prepayment of Excess Outstanding Credits.  If at any time the aggregate Outstanding Credits exceed the aggregate Commitments, the Borrower shall pay or prepay so much of the Borrowings as shall be necessary in order that the Outstanding Credits will not exceed the Commitments.

(c)           Mandatory Prepayment Upon Asset Dispositions. Within two Business Days after Net Proceeds are received by or on behalf of the Borrower or any Subsidiary of the Borrower in respect of any Asset Disposition, the Borrower shall prepay Advances in an aggregate principal amount equal to 25% of such Net Proceeds; provided, however, that the Borrower may defer prepayments under this subsection (c) until the Borrower and its Subsidiaries have received Net Proceeds in respect of Asset Dispositions that would result in a prepayment of Advances under this subsection (c) in a principal amount of at least $5,000,000.

(d)           Other Prepayment Events. Within two Business Days after any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary of the Borrower in respect of any Prepayment Event (except an Asset Disposition), the Borrower shall prepay Advances in an aggregate principal amount equal to such Net Proceeds.

(e)           General.  All prepayments under this Section 2.10 shall be subject to Section 8.05(b) but otherwise without premium or penalty.  All prepayments under this Section 2.10 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

Section 2.11.  Reserve Requirements; Change in Circumstances.

(a)           Notwithstanding any other provision herein, if after the date of this Agreement the enactment of any new law or regulation, or any change in applicable existing law or regulation, or in the interpretation or administration of the foregoing by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law), shall change the basis of taxation of payments to any Lender hereunder (except for changes in respect of taxes on the overall net income of such Lender or its lending office imposed by the jurisdiction in which such Lender’s principal executive office or lending office is located), or shall result in the imposition, modification or applicability of any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender, or shall result in the imposition on any Lender or the London interbank market of any other condition affecting this Agreement, such Lender’s Commitment or any Advance made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed in good faith by such Lender to be material, then the Borrower shall, upon receipt of the notice and certificate provided for in Section 2.11(c), promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline arising out of the July 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards,” or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, such Lender’s Commitment or the Advances made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed in good faith by such Lender to be material, then from time to time such additional amount or amounts as will compensate such Lender for any such reduction suffered will be paid by the Borrower to such Lender.

(c)           A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in subsection (a) or (b)

above, as the case may be, and containing an explanation in reasonable detail of the manner in which such amount or amounts shall have been determined, shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.  Each Lender shall give prompt notice to the Borrower of any event of which it has knowledge, occurring after the date hereof, that it has determined will require compensation by the Borrower pursuant to this Section 2.11.  If any such law, rule, regulation, guideline or other change or condition described in this Section 2.11 shall later be held by a court of competent jurisdiction to be invalid or inapplicable to the Borrower or such Lender, such Lender shall promptly refund to the Borrower any amounts previously paid by the Borrower to such Lender pursuant to this Section 2.11.

(d)           Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period; provided that such Lender shall not be entitled to demand compensation hereunder if such demand is made more than 90 days following the later of such Lender’s incurrence or sufferance thereof and such Lender’s actual knowledge of the event giving rise to such Lender’s rights under this Section.  The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition that shall have occurred or been imposed.

(e)           Each Lender agrees that it will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be disadvantageous to such Lender.

Section 2.12.  Change in Legality.

(a)           Notwithstanding any other provision herein, if the introduction of, or any change in, any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Advance or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Advance, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

(i)                            declare that Eurodollar Advances will not thereafter be made by such Lender hereunder, whereupon any request for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for a Base Rate Advance unless such declaration shall be subsequently withdrawn (any Lender delivering such a declaration hereby agreeing to withdraw such declaration promptly upon determining that such event of illegality no longer exists); and

(ii)                           require that all outstanding Eurodollar Advances made by it be Converted to Base Rate Advances, in which event all such Eurodollar Advances shall be automatically Converted to Base Rate Advances as of the effective date of such notice as provided in subsection (b) below.

Prior to any Lender giving notice to the Borrower under this Section 2.12, such Lender shall use reasonable efforts to change the jurisdiction of its Applicable Lending Office, if such change would avoid such event of illegality and would not, in the sole reasonable determination of such Lender, be otherwise disadvantageous to such Lender.  In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Advances that would have been made by such Lender or the Converted Eurodollar Advances of such Lender shall instead be applied to repay the Base Rate Advances made by such Lender in lieu of, or resulting from the Conversion of, such Eurodollar Advances.

(b)           For purposes of this Section 2.12, a notice by any Lender shall be effective as to each Eurodollar Advance, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Advance; in all other cases such notice shall be effective on the date of receipt.

Section 2.13.  Pro Rata Treatment.

Except as required under Section 2.09(d), 2.12 or 2.16, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Advances, each payment of commitment fees, each reduction of the Commitments and each Conversion of any Advance shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective Outstanding Credits of the Lenders).  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

Section 2.14.  Sharing of Setoffs.

Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Advance, in any case as a result of which the unpaid principal portion of its Advances shall be proportionately less than the unpaid principal portion of the Advances of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Advances of such other Lender, so that the aggregate unpaid principal amount of the Advances and participations in the Advances held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Advances then outstanding as the principal amount of its Advances prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Advances outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.14 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an

Advance deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made an Advance in the amount of such participation.

Section 2.15.  Payments.

(a)           The Borrower shall make each payment (including principal of or interest on any Borrowing, any fees or other amounts) hereunder without setoff, counterclaim, defense, recoupment or other deduction from an account in the United States not later than 12:00 noon on the date when due in dollars to the Administrative Agent at its offices specified in Section 8.01, in immediately available funds.

(b)           Whenever any payment (including principal of or interest on any Borrowing, any fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

Section 2.16.  Taxes.

(a)           Any and all payments of principal and interest on any Outstanding Credit, or of any fees or indemnity or expense reimbursements by the Borrower hereunder (“Borrower Payments”) shall be made, in accordance with Section 2.15, free and clear of and without deduction for any and all current or future United States Federal, state and local taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect to such Borrower Payments, but only to the extent reasonably attributable to such Borrower Payments, excluding (i) income taxes imposed on the net income of the Administrative Agent or any Lender and (ii) franchise taxes imposed on the net income of the Administrative Agent or any Lender, in each case by the jurisdiction under the laws of which the Administrative Agent or such Lender is organized or doing business through offices or branches located therein, or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, “Taxes”).  If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to the Administrative Agent or any Lender, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16), the Administrative Agent or such Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay to the relevant governmental authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Fee Letter (such taxes being “Other Taxes”).

(c)           The Borrower shall indemnify the Administrative Agent and each Lender (as the case may be) for the full amount of Taxes and Other Taxes with respect to Borrower Payments paid by such person, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant United States governmental authority.  A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by a Lender or the Administrative Agent on their behalf, absent manifest error, shall be final, conclusive and binding for all purposes.  Such indemnification shall be made within 30 days after the date the Administrative Agent or the Lender, as the case may be, makes written demand therefor.  If any Taxes or Other Taxes for which the Administrative Agent or any Lender has received indemnification from the Borrower hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Administrative Agent or such Lender, the Administrative Agent or such Lender, as the case may be, shall promptly forward to the Borrower any such refunded amount.

(d)           As soon as practicable, but in any event within 30 days, after the date of any payment of Taxes or Other Taxes by the Borrower to the relevant United States governmental authority, the Borrower will deliver to the Administrative Agent, at its address referred to in Section 8.01, the original or a certified copy of a receipt issued by such United States governmental authority evidencing payment thereof.

(e)           Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.16 shall survive the payment in full of the principal of and interest on all Advances made hereunder.

(f)            Each of the Administrative Agent and each Lender that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Payee”) shall deliver to the Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or applicable successor forms, properly completed and duly executed by such Non-U.S. Payee claiming complete exemption from, or reduced rate of, United States Federal withholding tax on payments by the Borrower under this Agreement.  Such forms shall be delivered by each Non-U.S. Payee on or before the date it becomes a party to this Agreement (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance (a “Transferee”), on or prior to the effective date of such Assignment and Acceptance) and on or before the date, if any, such Non-U.S. Payee changes its Applicable Lending Office by designating a different lending office (a “New Lending Office”).  In addition, each Non-U.S. Payee shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Payee.  Notwithstanding any other provision of this Section 2.16(f), a Non-U.S. Payee shall not be required to deliver any form pursuant to this Section 2.16(f) that such Non-U.S. Payee is not legally able to deliver.

(g)           The Borrower shall not be required to indemnify any Non-U.S. Payee, or to pay any additional amounts to any Non-U.S. Payee, in respect of United States Federal, state or local withholding tax pursuant to subsection (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal, state or local withholding tax existed on the date such Non-U.S. Payee became a party to this Agreement (or, in the case of a Transferee, on the effective date of the Assignment and Acceptance pursuant to which such Transferee becomes a Lender) or, with respect to payments to a New Lending Office, the date such Non-U.S. Payee designated such New Lending Office with respect to an Advance; provided, however, that this clause (i) shall not apply to any Lender that becomes a Lender or New Lending Office that becomes a New Lending Office as a result of an assignment or designation made at the request of the Borrower; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Lender, the Administrative Agent or any Lender through a New Lending Office would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment or transfer to such Lender, the Administrative Agent or such Lender making the designation of such New Lending Office would have been entitled to receive in the absence of such assignment, transfer or designation or (ii) the obligation to pay such additional amounts or such indemnity payments would not have arisen but for a failure by such Non-U.S. Payee to comply with the provisions of subsection (g) above or (i) below.

(h)           Any of the Administrative Agent or any Lender claiming any indemnity payment or additional amounts payable pursuant to this Section 2.16 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the good faith determination of the Administrative Agent or such Lender (as the case may be), be otherwise disadvantageous to such person.  Subject always to Section 2.16(i), any of the Administrative Agent or any Lender claiming any indemnity payment or additional amount payable pursuant to this Section 2.16 shall, upon request of the Borrower, use reasonable efforts (consistent with legal and regulatory restrictions) to obtain a refund of any Tax or Other Tax giving rise to such indemnity payment or additional amount payable and shall pay any refund (after deduction of any Tax or Other Tax paid or payable by the Administrative Agent or such Lender as a result of such refund), not exceeding the increased amount paid by the Borrower pursuant to this Section 2.16, to the Borrower, provided, however, that (i) the Administrative Agent or Lender, as the case may be, shall not be obligated to disclose to the Borrower any information regarding its tax affairs or computations and (ii) nothing in this Section 2.16(h) shall interfere with the right of the Administrative Agent or such Lender to arrange its tax affairs as it deems appropriate.

(i)            Nothing contained in this Section 2.16 shall require the Administrative Agent or any Lender to make available to the Borrower any of its tax returns (or any other information) that it deems to be confidential or proprietary.

Section 2.17.  Assignment of Commitments Under Certain Circumstances.

In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.11 or 2.12, or the Borrower shall be required to make additional payments to the Administrative Agent or any Lender under Section 2.16, or any Lender shall become a Designated Lender, the Borrower shall have the right, at its own expense, upon notice to the Administrative Agent and such Lender, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 8.04) all such Lender’s interests, rights and obligations under this Agreement and the other Credit Documents to another financial institution approved by the Administrative Agent (which approval shall not be unreasonably withheld. and such approval is not required by the Borrower if an Event of Default has occurred and is continuing), which financial institution shall assume such obligations; provided that (i) at the time of such assignment no Event of Default and no Unmatured Default shall have occurred and be continuing, (ii) the Borrower shall pay to the assigning Lender all amounts (if any) then due and payable to such Lender under Sections 2.11 and 2.16, (iii)  no such assignment shall conflict with any law, rule or regulation or order of any governmental authority and (iv) the assignee or the Borrower, as the case may be, shall pay to the assignor in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Advances made by such assignor hereunder and all other amounts accrued for its account or owed to it hereunder.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01.  Conditions Precedent to Effectiveness of this Agreement.

This Agreement shall not be effective, and the Lenders shall have no obligation to make the Advances in connection with the Initial Borrowing, unless and until the following conditions precedent shall have been satisfied:

(a)           The Borrower shall have paid all fees payable hereunder or under the Fee Letter to the extent due and payable incurred through (and for which statements have been provided prior to) the date of the initial Borrowing.

(b)           The representations and warranties set forth in Section 4.01 shall be true and correct on and as of such date with the same effect as though made on such date.

(c)           The Administrative Agent shall have received the following, each dated the same day, in form and substance reasonably satisfactory to the Administrative Agent and (except in the case of the Notes) in sufficient copies for each Lender:

(i)                            Duly executed copies of (A) this Agreement executed by the Borrower and the Lenders and (B) any Note requested by a Lender duly executed by the Borrower in favor of such Lender.

(ii)                           Certified copies of the articles or certificate of incorporation and bylaws of the Borrower, together with all amendments and modifications thereto as of the date of delivery and a certificate of good standing for the Borrower issued by the Secretary of State of the state of its incorporation.

(iii)                          Certified copies (A) of the resolutions of the Board of Directors of the Borrower granting authority to the Borrower’s officers to execute financing or credit arrangements, (B) of all documents evidencing other necessary corporate action and governmental approvals with respect to the execution, delivery and performance by the Borrower of the Credit Documents and (C) true and correct copies of the Put Agreements, which shall be in full force and effect.

(iv)                          A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by the Borrower hereunder.

(v)                           A solvency certificate of the Chief Financial Officer or Treasurer of the Borrower, substantially in the form of Exhibit F hereto.

(vi)                          Copies of the financial statements referred to in Section 4.01(f).

(vii)                         An opinion or opinions from counsel for the Borrower, substantially in the form of Exhibit D hereto, and such other opinions as any Lender, through the Administrative Agent, may reasonably request.

(d)           The Administrative Agent shall have received evidence satisfactory to it that the Reference Rating by S&P is not lower than BBB (on “CreditWatch” with developing implications) and the Reference Rating by Moody’s is not lower than Baa2 (under review for possible downgrade).

(e)           The Administrative Agent shall have received all Patriot Act Disclosures requested by the Administrative Agent or any Lender no fewer than three Business Days prior to the date hereof.

(f)            The Administrative Agent shall have received such other approvals, opinions and documents as the Administrative Agent may reasonably request as to the legality, validity, binding effect or enforceability of this Agreement or the financial condition, properties, operations or prospects of the Borrower.

Section 3.02.  Conditions Precedent to Each Borrowing.

The obligation of each Lender to make Advances to be made by it (including the initial Advance to be made by it) in connection with any Borrowing shall be subject to the further conditions precedent that on the date of such Borrowing:

(a)           The following statements shall be true (and each of the giving of the applicable notice or request by the Borrower with respect to such Borrowing and the acceptance of such Borrowing shall constitute a representation and warranty by the Borrower that, on the date of such Borrowing, such statements are true):

(i)                            The representations and warranties contained in Section 4.01 (other than those set forth in the last sentence of subsection (f) and in subsection (m) thereof) are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii)                           No event has occurred and is continuing or would result from such Borrowing, or from the application of the proceeds therefrom, that constitutes an Event of

Default or, except in the case of a Borrowing that would not increase the aggregate principal amount of Outstanding Credits, an Unmatured Default.

(b)           The Borrower shall have furnished to the Administrative Agent such other approvals, opinions or documents as any Lender, through the Administrative Agent, may reasonably request as to the legality, validity, binding effect or enforceability of this Agreement or the financial condition, properties, operations or prospects of the Borrower and its Subsidiaries.

Section 3.03.  Reliance on Certificates.

The Lenders and the Administrative Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of Borrower as to the names, incumbency, authority and signatures of the respective Persons named therein until such time as the Administrative Agent may receive a replacement certificate, in form acceptable thereto, from an officer of the Borrower identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of the Borrower thereafter authorized to act on behalf of the Borrower.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.  Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows:

(a)           The Borrower (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland (ii) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify results in a Material Adverse Change and (iii) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)           The execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents to which it is a party are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) any law or any material contractual restriction binding on or affecting the Borrower or its Subsidiaries, and do not result in or require the creation of any Lien upon or with respect to any of the Borrower’s properties.

(c)           The Borrower (i) possesses good and marketable title to all of its properties and assets, and (ii) owns or possesses all licenses and permits necessary for the operation by it of its business as currently conducted.

(d)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by the Borrower of this Agreement and the other Credit Documents to which it is a party.

(e)           This Agreement and the other Credit Documents to which it is a party have been duly executed and delivered by the Borrower and are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent that enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(f)            The (i) audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2007, and the related audited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended (copies of which have been furnished to each Lender), (ii) unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2008 and the related unaudited consolidated statements of income and cash flows for the nine months then ended (copies of which have been furnished to each Lender) and (iii) each of the financial statements delivered by the Borrower pursuant to Section 5.03(b) and Section 5.03(c) hereof fairly present (subject, in the case of such unaudited financial statements, to year-end adjustments) the financial condition of Borrower and its Subsidiaries as at such dates and the results of the operations of Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP.  Since December 31, 2007, there has been no Material Adverse Change.

(g)           The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying Margin Stock, and no proceeds of any Advance will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock.  After the making of each Advance, Margin Stock will constitute less than 25 percent of the assets of the Borrower and its Subsidiaries on a consolidated basis.

(h)           The Borrower is not in violation of, and no condition exists that with notice or lapse of time or both would constitute a violation by the Borrower of, the Margin Regulations.

(i)            The Borrower has filed or caused to be filed all material Federal, state and local tax returns that to its knowledge are required to be filed by it, and has paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by it.

(j)            The Borrower is in compliance with all laws (including ERISA and environmental laws), rules, regulations and orders of any governmental authority applicable to it, except to the extent that the Borrower’s failure to so comply does not result in a Material Adverse Change.

(k)           Except as does not result in a Material Adverse Change, the Borrower and each ERISA Affiliate of the Borrower (i) have not incurred any liability to the PBGC (other than for the payment of current premiums that are not past due) with respect to any Title IV Plan, (ii) have not incurred any Withdrawal Liability, and (iii) have not been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA.

(l)            Except as does not result in a Material Adverse Change, no ERISA Event has occurred.

(m)          Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, and all Periodic Reports on Form 8-K filed with the Securities and Exchange Commission prior to the date hereof, copies of each of which have been delivered to the Administrative Agent, there is no pending or, to the Borrower’s knowledge, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which materially adversely affects the financial condition of the Borrower and its Subsidiaries taken as a whole, or the enforceability against the Borrower of this Agreement and the other Credit Documents to which it is a party.

(n)           The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(o)           The proceeds of the Advances hereunder will be used in accordance with Section 5.01(h).

(p)           The Borrower has no secured Indebtedness.

(q)           The Borrower is not in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound, which default results in a Material Adverse Change.  No Unmatured Default or Event of Default presently exists and is continuing.

(r)            The Borrower is, and on and after the consummation of the transactions contemplated by this Agreement will be, Solvent.

(s)           Neither this Agreement nor any financial statements delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading.

(t)            Since the date hereof there has been no change to the charter or by-laws of the Borrower that materially adversely affects the rights of the Lenders.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01.  Affirmative Covenants.

The Borrower covenants that it will, and, other than in subsections (f) and (h) below, will cause each Material Subsidiary to, so long as any amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, unless the Majority Lenders shall otherwise consent in writing:

(a)           Payment of Taxes, Etc.  Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of its properties or result in a Material Adverse Change; provided it shall not be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings.

(b)           Performance and Compliance with Other Agreements.  Perform and comply with each of the material provisions of each material indenture, credit agreement, contract or other agreement by which it is bound, non-performance or non-compliance with which results in a Material Adverse Change, except material contracts or other agreements being contested in good faith.

(c)           Preservation of Corporate Existence, Conduct of Business, Etc.  Preserve and maintain its corporate existence in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except where the failure to be so qualified does not result in a Material Adverse Change.

(d)           Compliance with Laws, Business and Properties.  Comply with the requirements of all applicable laws (including ERISA and environmental laws), rules, regulations and orders of any governmental authority, non-compliance with which results in a Material Adverse Change, except laws, rules, regulations and orders being contested in good faith.  At all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times as currently conducted.

(e)           Maintenance of Insurance.  Maintain insurance in effect at all times in such amounts and covering such risks as are usually carried by companies of a similar size, engaged in similar businesses and owning similar properties in the same general geographical area in which the Borrower or such Material Subsidiary operates, either with responsible and reputable insurance companies or associations, or, in whole or in part, by establishing reserves of one or more insurance funds, either alone or with other corporations or associations.

(f)            Maintenance of Licenses, Permits and Registrations.  Maintain, and cause each of its Subsidiaries to maintain, in effect at all times all licenses and permits from, and registrations with, any governmental authority or any other Person necessary for the operation by the Borrower and its Subsidiaries of their business as currently conducted.

(g)           Books and Records; Inspection Rights.  Keep proper books of record and account in which entries shall be made of all financial transactions and assets and business of the Borrower and the Material Subsidiaries in accordance with GAAP.  At any reasonable time and from time to time, permit the Administrative Agent or any Lender or any agents or representatives thereof to examine and take down in writing any information contained in the records and books of account of, and visit the properties of, the Borrower or any Material

Subsidiary and to discuss the affairs, finances and accounts of the Borrower or any Material Subsidiary with any of their respective officers.

(h)           Use of Proceeds.  Use the proceeds of Advances for (i) working capital purposes, including capital expenditures, for the Borrower and its Subsidiaries, specifically excluding use of such proceeds for any Hostile Acquisition, (ii) as credit support for the Borrower’s commercial paper and (iii) for general corporate purposes.

Section 5.02.  Negative Covenants.

The Borrower covenants that it will not, nor will it permit any Material Subsidiary to, so long as any amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, without the prior written consent of the Majority Lenders:

(a)           Liens, Etc.  Create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties or rights, whether now owned or hereafter acquired, or assign any right to receive income, services or property (any of the foregoing being referred to herein as a “Lien”), except that the foregoing restrictions shall not apply to Liens:

(i)                            on the property of BGE, at any time that BGE is a Material Subsidiary, securing an aggregate principal amount of up to $500,000,000 of the obligations of BGE;

(ii)                           for taxes, assessments or governmental charges or levies on property of the Borrower or any Material Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

(iii)                          imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business;

(iv)                          arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, or other social security or similar legislation;

(v)                           to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, surety or similar bonds or other similar obligations made in the ordinary course of business;

(vi)                          arising out of purchase money mortgages or other Liens on property acquired by the Borrower or any Material Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that no such Lien shall exceed the fair market value of the property acquired (as determined at the time of purchase), or extend to or cover any property other than the property being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

(vii)                         constituting attachment, judgment and other similar Liens arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith by proper proceedings or the payment of which is covered in full (subject to customary deductible amounts) by insurance maintained with responsible and reputable insurance companies or associations;

(viii)                        constituting easements, restrictions and other similar encumbrances arising in the ordinary course of business, which in the aggregate do not materially adversely affect the Borrower’s or any Material Subsidiary’s use of its properties; or

(ix)                           on cash collateral accounts established by the Borrower to secure investments and guarantees.

(b)           Mergers, Etc.  Merge or consolidate with any Person, unless:

(i)                            in the case of any such merger or consolidation involving the Borrower, the surviving or resulting entity is (A) the Borrower or (B) with the written consent of all of the Lenders, a Subsidiary of the Borrower; provided that such Subsidiary of the Borrower expressly assumes in writing all of the obligations of the Borrower under this Agreement and the other documents executed and delivered in connection therewith and executes and delivers such other documents, instruments, certificates and opinions as the Administrative Agent may reasonably request;

(ii)                           in the case of any such merger or consolidation involving a Material Subsidiary, the surviving or resulting entity is a wholly-owned Subsidiary of the Borrower; and

(iii)                          immediately after giving effect thereto no Event of Default or Unmatured Default shall have occurred and be continuing.

(c)           Sale of Assets, Etc.  Sell, transfer, lease, assign or otherwise convey or dispose of assets (whether now owned or hereafter acquired) to an unrelated third party, in any single or series of transactions, whether or not related, except:

(i)                            the sale of electricity or natural gas and related and ancillary services, other commodities, and any other assets in the ordinary course of business;

(ii)                           the sale or other disposition of obsolete or worn out property and other assets (including inventory) in the ordinary course of business;

(iii)                          the sale of any investment in any security with a maturity of less than one year;

(iv)                          the abandonment or disposition of patents, trademarks or other intellectual property that are, in the Borrower’s reasonable judgment, no longer economically practicable to maintain or useful in the conduct of the business of the seller;

(v)                           the sale or other disposition of the following assets: all international assets, all non-core real estate assets, and the investment portfolio of Constellation Investments, Inc., a Maryland corporation;

(vi)                          sales or other dispositions of assets not in the ordinary course of business, the value of which, individually, or in the aggregate, does not exceed 25% of the consolidated assets of the Borrower and its subsidiaries, as reflected on the then-most-recent quarterly balance sheet, where the value of the assets being sold or disposed of is the book value of such assets;

(vii)                         any disposition of a leasehold interest (in the capacity of lessee) in any real or personal property in the ordinary course of business; or

(viii)                        any license or sublicense of intellectual property that does not interfere with the business of the Borrower or any Material Subsidiary.

(d)           Plans.

(i)                            Engage in any “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA (other than transactions that are exempt by ERISA, its regulations or its administrative exemptions), with respect to any Plan that results in a Material Adverse Change;

(ii)                           Incur or permit any ERISA Affiliate of the Borrower to fail to satisfy the minimum funding standard (within the meaning of Section 412 of the Code) for a Title IV Plan that results in a Material Adverse Change;

(iii)                          Terminate, or permit any ERISA Affiliate of the Borrower to terminate, any Title IV Plan, or permit the occurrence of any event or condition that would cause a termination by the PBGC of any Title IV Plan that results in a Material Adverse Change;

(iv)                          Withdraw or effect a partial withdrawal from or permit any ERISA Affiliate of the Borrower to withdraw or effect a partial withdrawal from, a Multiemployer Plan that results in a Material Adverse Change;

(v)                           Permit any lien upon the property or rights to property of the Borrower or any ERISA Affiliate of the Borrower under Section 303(k) of ERISA or Section 430 of the Code that results in a Material Adverse Change; or

(vi)                          Incur any liability under ERISA, the Code or other applicable law in respect of any Plan maintained for the benefit of employees or former employees of the Borrower or an ERISA Affiliate of the Borrower (other than liability to pay benefits, contributions, premiums or expenses when due in the ordinary course of the operation of such Plan) that results in a Material Adverse Change.

(e)           Nature of Business.  Alter the character of its business from that of being predominantly in the energy business.

Section 5.03.  Reporting Requirements.

The Borrower covenants that it will, so long as any amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, unless the Majority Lenders shall otherwise consent in writing, furnish to each Lender:

(a)           as soon as possible and in any event within three Business Days after the occurrence of each Event of Default and each Unmatured Default continuing on the date of such statement, the statement of the chief financial officer or treasurer and assistant secretary of the Borrower setting forth details of such Event of Default or Unmatured Default and the action that the Borrower proposes to take with respect thereto;

(b)           as soon as practicable and in any event within 60 days after the end of each quarterly period in each fiscal year, (i) other than for the last quarterly period, a statement of income and statement of retained earnings and a statement of changes in financial position of the Borrower and its consolidated Subsidiaries for such period and (if different) for the period from the beginning of the current fiscal year to the end of such quarterly period, and a balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods in the preceding fiscal year with respect to said statements and as at the end of such periods with respect to said balance sheet, all in reasonable detail and certified by a financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles consistently applied, except as stated in such certification, subject to changes resulting from year-end adjustments; provided that the Borrower may satisfy its obligation under this subsection (b)(i) by delivering a copy of its report on Form 10-Q for the applicable quarter and (ii) a certificate of the Borrower, in the form of Exhibit E, setting forth compliance with the financial covenant in Section 5.04 hereof and, if applicable, the financial covenant in Section 5.05 hereof and stating that no Event of Default or Unmatured Default has occurred and is continuing or a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto;

(c)           as soon as practicable and in any event within 120 days after the end of each fiscal year, (i) a statement of income and statement of earnings reinvested and a statement of changes in financial position of the Borrower and its consolidated Subsidiaries for each year, and a balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and reported on to the Borrower by independent public accountants of recognized standing selected by the Borrower whose report shall not reflect any scope limitation imposed by the Borrower and who shall have authorized the Borrower to deliver such report thereof; provided that the Borrower may satisfy its obligation under this subsection (c) by delivering a copy of its Form 10-K for the applicable year and (ii) a certificate of the chief financial officer, or treasurer and assistant secretary of the Borrower stating that said officer has no knowledge that an Event of Default or an Unmatured Default applicable to the Borrower has occurred and is continuing or, if an Event of Default or an Unmatured Default applicable to the

Borrower has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto;

(d)           as soon as possible and in any event within three Business Days of the occurrence of a Material Adverse Change, the statement of the chief financial officer or treasurer and assistant secretary of the Borrower setting forth the details of such change, the anticipated effects thereof and the action that the Borrower proposes to take with respect thereto;

(e)           promptly and in any event within ten Business Days after receipt thereof by the Borrower or any ERISA Affiliate of the Borrower, copies of each written statement or each notice received by the Borrower or its ERISA Affiliate describing an ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto;

(f)            promptly and in any event within ten Business Days after receipt thereof by the Borrower or any ERISA Affiliate of the Borrower, copies of each notice from the PBGC stating its intention to terminate any Title IV Plan or to have a trustee appointed to administer any such Title IV Plan;

(g)           promptly and in any event within ten Business Days after receipt thereof by the Borrower or any ERISA Affiliate of the Borrower from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan; provided that such Withdrawal Liability is at least $25,000,000, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan; provided that the amount of any resulting liability to the Borrower or any ERISA Affiliate of the Borrower is at least $25,000,000, or (iii) the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate of the Borrower in connection with any event described in clause (i) or (ii); provided that the amount of such liability is at least $25,000,000;

(h)           promptly upon request of the Lenders, copies of each Schedule B (actuarial information) to the annual report (form 5500 Series) with respect to each Title IV Plan maintained by the Borrower or any of its ERISA Affiliates that have been filed with the U.S. Department of Labor; and

(i)            such other information respecting the business and the financial condition of the Borrower as any Lender may through the Administrative Agent from time to time reasonably request.

Section 5.04.  Specified Indebtedness to Capitalization.

The ratio of (i) Specified Indebtedness of the Borrower and its Subsidiaries taken as a whole to (ii) Capitalization of the Borrower and its Subsidiaries taken as a whole shall at all times be less than or equal to .65 to 1.0.

Section 5.05.  Consolidated EBITDA to Consolidated Interest Expense.

As of the last day of any fiscal quarter of the Borrower on which both (x) the Reference Rating by S&P is BBB- or lower (or does not exist) and (y) the Reference Rating by Moody’s is Baa3 or lower (or does not exist), the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case, for the four-quarter fiscal period ending on such day shall be at least 2.75 to 1.0.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01.  Events of Default.

As to the Borrower, any of the following events shall constitute an Event of Default (“Event of Default”) if it occurs and is continuing:

(a)           The Borrower shall fail to make (i) any payment of principal of any Advance when due, or (ii) any payment of interest thereon or any fees or other amounts payable under this Agreement within 10 Business Days after such interest, fees or other amounts shall have become due; or

(b)           Any representation or warranty or written statement made by the Borrower (or any of its officers) in this Agreement or in any schedule, certificate or other document delivered pursuant to or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)           The Borrower shall (A) fail to perform or observe the covenants set forth in Section 5.01, 5.02, 5.03 or 5.05 hereof provided that (x) in the case of covenants set forth in Section 5.01(b), (g) and (h) (with the exception of the use of proceeds for any Hostile Acquisition) such failure shall remain unremedied for 10 days after written notice thereof given by the Administrative Agent or any Lender to the Borrower and (y) in the case of covenants set forth in Section 5.01(a), (d), (e) and (f) such failure shall remain unremedied for 30 days after written notice thereof given by the Administrative Agent or any Lender to the Borrower or (B) the Borrower shall fail to perform or observe any other term, covenant or agreement contained herein on its part to be performed or observed and any such failure shall remain unremedied for 30 days after written notice thereof given by the Administrative Agent or any Lender to the Borrower (and, in all cases set forth herein, if such notice was given by a Lender, to the Administrative Agent); or

(d)           (i) The Borrower or any of its Material Subsidiaries shall fail to pay any principal, premium or interest on any Indebtedness having an outstanding principal amount in excess of $75,000,000 in the aggregate for the Borrower and its Material Subsidiaries, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) the Borrower or any of its Material Subsidiaries shall fail to perform or observe any term, covenant or agreement on its part to be observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or pursuant to any notice of optional redemption with respect thereto), prior to the stated maturity thereof; or

(e)           The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors or shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions described in this subsection (e); or

(f)            Any proceeding shall be instituted against the Borrower or any of its Material Subsidiaries seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and such proceeding shall remain undismissed or unstayed for a period of 120 days; or

(g)           A final judgment or order for the payment of money of at least $75,000,000 shall be rendered against the Borrower or any of its Material Subsidiaries and such judgment or order shall continue unsatisfied and in effect for a period of 30 consecutive days (excluding therefrom any period during which enforcement of such judgment or order shall be stayed, whether by pendency of appeal, posting of adequate security or otherwise); or

(h)           Any ERISA Event shall have occurred with respect to a Title IV Plan that results in a Material Adverse Change, and, 30 days after notice thereof shall have been given by the Borrower to the Administrative Agent or any Lender, such ERISA Event shall still exist; or

(i)            The Borrower shall own less than 100% of the then outstanding common stock, membership interests or other equity interests of each Material Subsidiary, free and clear of any Liens other than Liens permitted under Section 5.02(a), provided, that (A) the Borrower may transfer any of its ownership interests in BGE if, after giving effect to such transfer, (x) no Event of Default or Unmatured Default shall have occurred and be continuing, and (y) the Reference Ratings of S&P and Moody’s shall be at least BBB- and Baa3 (respectively), and (B) the Borrower may dispose of the equity interests in any Material Subsidiary if the Net Proceeds of such Asset Disposition are applied in accordance with Section 2.10(c); or

(j)            This Agreement, any Note or any other Credit Document shall fail to be in full force and effect or the Borrower shall so assert or this Agreement, or Note shall fail to give the

Administrative Agent or the Lenders the rights, powers and privileges purported to be created thereby; or

(k)           A Change in Control shall have occurred.

Section 6.02.  Remedies.

If any Event of Default shall occur and be continuing, then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall immediately terminate; and/or (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable by the Borrower under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.  If any Event of Default described in subsection (e) or (f) of Section 6.01 shall occur and be continuing with respect to the Borrower, then (A) the obligation of each Lender to make Advances shall automatically immediately terminate and (B) the Advances, all interest thereon and all other amounts payable by the Borrower under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Section 7.01.  Authorization and Action.

In order to expedite the transactions contemplated by this Agreement, RBS is hereby appointed to act as Administrative Agent on behalf of the Lenders.  Each of the Lenders hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions of this Agreement, together with such actions and powers as are reasonably incidental thereto.  The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Outstanding Credits and all other amounts due to the Lenders under this Agreement, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default of which the Administrative Agent has actual knowledge acquired in connection with its agency under this Agreement; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent.  The Administrative Agent shall be deemed to have exercised reasonable care in the administration and enforcement of this agreement if it undertakes such administration and enforcement in a manner substantially equal to that which RBS accords credit facilities similar to the credit facility hereunder for which it is the sole lender.

Section 7.02.  Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation in this Agreement or the contents of any document delivered in connection therewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in this Agreement.  The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.  The Administrative Agent may deem and treat the Lender that makes any Advance as the holder of the indebtedness resulting therefrom for all purposes hereof until it shall have received notice from such Lender, given as provided herein, of the transfer thereof.  The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Majority Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders.  The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons.  Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations under this Agreement or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations under this Agreement or in connection therewith.  The Administrative Agent may execute any and all duties under this Agreement by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising under this Agreement and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

Section 7.03.  Discretionary Action.

The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Majority Lenders.

Section 7.04.  Successor Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent acceptable to the Borrower.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank, and reasonably acceptable to the Borrower, provided that (i) the Borrower shall be deemed to have accepted the appointment of such successor Administrative Agent if it shall not have objected to such appointment within five Business Days of notice, sent by overnight courier service, of such appointment by the retiring Administrative Agent and (ii) if no successor shall be appointed by the retiring Administrative Agent then the Lenders shall perform all such duties and obligations until a successor is appointed and has accepted such appointment.  Upon the acceptance of any appointment as Administrative Agent under this Agreement by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any Administrative Agent’s resignation under this Agreement, the provisions of this Article and Section 8.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Section 7.05.  RBS and Affiliates.

RBS and its Affiliates (including, without limitation, RBS GC) may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any of its Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder.  With respect to the Advances made and all obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include RBS in its individual capacity.

Section 7.06.  Indemnification.

Each Lender agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitments hereunder or, if the Commitments shall have been terminated, the amount of its Outstanding Credits) of any expenses incurred for the benefit of the Lenders in its role as Administrative Agent, including counsel fees and compensation of agents paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in any way relating to or arising out of this Agreement or any action taken or omitted by it under this Agreement to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.

Section 7.07.  Bank Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished thereunder.

Section 7.08.  Relationship with Lenders.

The Administrative Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, each Administrative Agent shall not have and shall not be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on the Administrative Agent in deciding to enter into this Agreement, or in taking or not taking any action hereunder.

Section 7.09.  Syndication Agent and Arrangers.

Neither RBS GC nor UBS Securities LLC, by virtue of their designation as “Co-Lead Arrangers and Co-Book Managers”, nor UBS Securities LLC, by virtue of its designation as “Syndication Agent”, shall have any duties hereunder or under the Notes.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.  Notices.

Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

(a)           if to the Borrower, Constellation Energy Group, 750 E. Pratt Street, Baltimore, Maryland 21202, Attention:  Jonathan W. Thayer, Chief Financial Officer and Senior Vice President, and Charles A. Berardesco, Senior Vice President and General Counsel;

(b)           if to the Administrative Agent, to Yolette Salnave, The Royal Bank of Scotland plc, RBS Global Banking & Markets, 600 Steamboat Road, Greenwich, CT 06830, Fax: 203- 302-7800; and

(c)           if to an initial Lender, to it at its Domestic Lending Office specified opposite its name on Schedule I hereto, and if to any other Lender, to it at its Domestic Lending Office specified in the Lender Assignment and Acceptance pursuant to which it became a Lender.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic/soft medium to such party and received during the normal business hours of such party as provided in this Section or Section 8.14 or in accordance with the latest unrevoked direction from such party given in accordance with this Section or Section 8.14.  If such notices and communications are not received during the normal business hours of such party, receipt shall be deemed to have been given upon the opening of the recipient’s next Business Day.

Section 8.02.  Survival of Agreement.

All covenants, agreements, representations and warranties made by the Borrower in this Agreement and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of all Advances regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Outstanding Credit or any fee or any other amount payable under this Agreement is outstanding and unpaid or the Commitments have not been terminated.

Section 8.03.  Binding Effect.

Subject to the satisfaction of the conditions precedent set forth in Section 3.01, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signature of each Lender, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower shall not have the right to assign or delegate any rights or obligations hereunder or any interest herein without the prior consent of all the Lenders, except as a consequence of a transaction expressly permitted under Section 5.02(b).

Section 8.04.  Successors and Assigns.

(a)           Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns.

(b)           Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it under such Commitment); provided, however, that (i) the consent of the Borrower and the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or a Federal Reserve Bank, (ii) the consent of the Borrower is not required upon the occurrence and during the continuation of an Event of Default, (iii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of such Trade Date) shall be in a minimum amount of the lesser of the amount of such Lender’s then remaining Commitment and $5,000,000 or an integral multiple of $1,000,000 in excess thereof, unless otherwise agreed by the Borrower and Administrative Agent (which agreement shall not be unreasonably withheld), provided, however that in the case of an assignment (A) of the entire remaining amount of the Lender’s Commitment and the Outstanding Credits at the time owing to it or (B) to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, (iv) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (v) no such assignment shall be made to the Borrower, any of the Borrower’s Affiliates or Subsidiaries or to a natural person, and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and the assignor or assignee under each such assignment shall pay to the Administrative Agent an administrative fee of $3,500.  Upon acceptance and recording pursuant to Section 8.04(e), from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof unless otherwise agreed by the Administrative Agent (the Borrower to be given reasonable notice of any shorter period), (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party to this Agreement (but shall continue to be entitled to the benefits of Sections 2.11 and 8.05 afforded to such Lender prior to its assignment as well as to any fees accrued for its account hereunder and not yet paid)).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with provision (b)(vi) of this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant thereto or the financial condition of the Borrower or the performance or observance by the Borrower of any obligations under this Agreement or any other instrument or document furnished pursuant thereto; (iii) such assignor and such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received copies of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d)           The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and the principal amount of Outstanding Credits owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each party hereto, at any reasonable time and from time to time upon reasonable prior notice; provided, however that each Lender may inspect only those entries related to such Lender.

(e)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in subsection (b) above and, if required, the written consent of the Borrower, the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(f)            Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or entities (other than the Borrower, the Borrower’s Affiliates, the Borrower’s Subsidiaries or any natural person) in all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Outstanding Credits owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, (iii) each participating bank or other entity shall be entitled to the benefit of the cost protection provisions contained in Sections 2.11 and 8.05 and of the tax provision contained in Section 2.16 to the same extent as if it were the selling Lender (and limited to the amount that could have been claimed by the selling Lender had it continued to hold the interest of such participating bank or other entity, unless the sale of the participation is made with the Borrower’s prior written consent), except that all claims made pursuant to such Sections shall be made through such selling Lender, (iv) if a participant would be a Non-U.S. Payee if it were a Lender, such participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.16(f) as though it were a Lender, and (v) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower under this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers (x) decreasing any fees payable hereunder or the amount of principal of, or the rate at which interest is payable on, the Outstanding Credits, (y) extending any principal payment date or date fixed for the payment of interest on the Outstanding Credits or (z) extending the Commitments).  Such participations shall not create any “security” (as the word “security” is defined under the Securities Act of 1933, as amended) of the Borrower.

(g)           Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the

Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any such information.

(h)           Any Lender may at any time pledge all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such pledge shall release any Lender from its obligations hereunder or substitute any such Bank for such Lender as a party hereto.  In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Advances made to the Borrower by the assigning Lender hereunder.

Section 8.05.  Expenses; Indemnity.

(a)           The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with entering into this Agreement and in connection with any amendments, modifications or waivers of the provisions thereof (whether or not the transactions hereby contemplated are consummated), or incurred by the Administrative Agent or any Lender in connection with the enforcement of their rights in connection with this Agreement or in connection with the Advances made hereunder, including the reasonable fees and disbursements of counsel for the Administrative Agent and, in the case of enforcement following an Event of Default, counsel for the Lenders.

(b)           The Borrower agrees to indemnify each Lender against any loss, calculated in accordance with the next sentence, or reasonable expense that such Lender may sustain or incur as a consequence of (i) any failure by the Borrower to borrow or to Convert any Advance hereunder (including as a result of the Borrower’s failure to fulfill any of the applicable conditions set forth in Article III) after irrevocable notice of such borrowing or Conversion has been given pursuant to Section 2.03, (ii) any payment, prepayment or Conversion, or assignment of a Eurodollar Advance or Base Rate Advance of the Borrower required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period, if any, applicable thereto, or (iii) any default in payment or prepayment of the principal amount of any Outstanding Credit or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity or otherwise) or (iv) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred by such Lender in liquidating or employing deposits from third parties, or with respect to commitments made or obligations undertaken with third parties, to effect or maintain any Advance hereunder or any part thereof as a Eurodollar Advance or a Base Rate Advance.  Such loss shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (A) its cost of obtaining the funds for the Advance being paid, prepaid, Converted or not borrowed (assumed to be, as applicable, the Eurodollar Rate or the Base Rate applicable thereto) for the period from the date of such payment, prepayment or failure to borrow or Convert to the last day of the Interest Period for such Advance (or, in the case of a failure to borrow or Convert the Interest Period for such Advance that would have commenced on the date of such failure) over (B) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in re-employing the funds so paid, prepaid or not borrowed or Converted for such period or Interest Period, as the case may be.

(c)           The Borrower agrees to indemnify the Administrative Agent, each Lender, each of their Affiliates (including, in the case of RBS, RBS GC) and the directors, officers, employees, advisors, attorneys-in-fact and agents of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees and expenses, incurred by any Indemnitee arising out of (i) the consummation of the transactions contemplated by this Agreement, (ii) the use of the proceeds of the Advances, (iii) any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement, (iv) the utilization, storage, disposal, treatment, generation, transportation, release or ownership of any Hazardous Substance (A) at, upon, or under any property of the Borrower or any of its Affiliates or (B) by or on behalf of the Borrower or any of its Affiliates at any time and in any place, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, including any of the foregoing arising from the negligence, whether sole or concurrent, on the part of any Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided, further, that the Borrower agrees that it will not, nor will it permit any Subsidiary to, without the prior written consent of each Indemnitee (such consent not to be unreasonably withheld), settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Section 8.05(c) (whether or not any Indemnitee is an actual or potential party to such claim, action, suit or proceeding), if such settlement, compromise or consent includes any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnitee or involves any payment of money or other value by any Indemnitee or any injunctive relief or factual findings or stipulations binding on any Indemnitee.

(d)           The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the termination of the Commitments, the repayment of any of the Outstanding Credits, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent or any Lender.  All amounts due under this Section shall be payable on written demand therefor.

(e)           Three Business Days prior to the date on which any amount or amounts due under this Section are payable in accordance with a demand from a Lender or the Administrative Agent for such amount or amounts, such Lender or the Administrative Agent will cause to be delivered to the Borrower a certificate, which shall be conclusive absent manifest error, setting forth any amount or amounts that such person is entitled to receive pursuant to subsection (b) of this Section and containing an explanation in reasonable detail of the manner in which such amount or amounts shall have been determined.

Section 8.06.  Right of Setoff.

If (i) an Event of Default shall have occurred and be continuing and (ii) the request shall have been made or the consent granted by the Majority Lenders as specified by Section 6.02 to authorize the Administrative Agent to declare the Advances of the Borrower due and payable pursuant to the provisions of Section 6.02, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower, irrespective of whether or not such Lender shall have made any demand under this Agreement, and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 8.07.  Applicable Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 8.08.  Waivers; Amendment.

(a)           No failure or delay of the Administrative Agent or any Lender in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders under this Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by subsection (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)           No provision of this Agreement may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Outstanding Credit, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Outstanding Credit, without the prior written consent of each Lender affected thereby, (ii) increase the Commitment of any Lender, decrease the fees owing to any Lender or postpone the payment of any fee owing to any Lender without the prior written consent of such Lender, (iii) amend, waive or modify the provisions of Section 2.13 (or any other provision in this Agreement that expressly provides for the pro rata treatment of the Lenders), Section 2.14 or Section 8.04(h), the provisions of this Section or the definition of the “Majority Lenders”, without the prior written consent of each Lender, or (iv) release or permit the transfer of the obligations of the Borrower hereunder without the prior written consent of each Lender, except as permitted by Section 5.02(b); provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, provided, further that this Agreement may be amended and restated without the consent of any Lender or the Administrative Agent if, upon giving effect to such amendment and restatement, such Lender or the Administrative Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder and shall have been paid in full all amounts payable hereunder to such Lender or the Administrative Agent, as the case may be.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of its rights and interests hereunder.

Section 8.09.  ENTIRE AGREEMENT.

THIS AGREEMENT (INCLUDING THE SCHEDULES AND EXHIBITS HERETO), THE NOTES AND THE FEE LETTER (COLLECTIVELY, THE “AGREEMENT DOCUMENTS”) REPRESENT THE ENTIRE CONTRACT AMONG THE PARTIES RELATIVE TO THE SUBJECT MATTER HEREOF AND THEREOF.  ANY PREVIOUS AGREEMENT, WHETHER WRITTEN OR ORAL, AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF OR THEREOF IS SUPERSEDED BY THE AGREEMENT DOCUMENTS, IT BEING FURTHER UNDERSTOOD THAT ALL COMMITMENTS TO LEND TO THE BORROWER SET FORTH IN THE SECOND AMENDED AND RESTATED COMMITMENT LETTER, DATED AUGUST 26, 2008, AS AMENDED AND RESTATED AS OF OCTOBER 16, 2008, AND AS AMENDED OCTOBER 31, 2008, AMONG THE BORROWER, RBS, RBS GC, UBS LOAN FINANCE LLC AND UBS SECURITIES LLC ARE HEREBY TERMINATED.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  NOTHING IN THIS AGREEMENT OR THE FEE LETTER, EXPRESSED OR IMPLIED, IS INTENDED TO CONFER UPON ANY PARTY OTHER THAN THE PARTIES HERETO AND THERETO ANY RIGHTS, REMEDIES, OBLIGATIONS OR LIABILITIES UNDER OR BY REASON OF THE AGREEMENT DOCUMENTS.

Section 8.10.  Severability.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.11.  Counterparts/Telecopy.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 8.03.  Delivery of executed counterparts by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

Section 8.12.  Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 8.13.  Jurisdiction; Venue; Waiver of Jury Trial.

(a)           The Borrower, the Administrative Agent and each Lender hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of any Federal court, to the extent permitted by law, of the United States of America sitting in the borough of Manhattan in New York City or, if such Federal court is not available due to lack of jurisdiction, any New York State court sitting in the borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Federal Court, to the extent permitted by law, or in such New York State court.  The Borrower, the Administrative Agent and each Lender each agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Subject to the foregoing and to subsection (b) below, nothing in this Agreement shall affect any right that any party thereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party thereto in the courts of any jurisdiction.

(b)           The Borrower and each Lender each hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or thereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court.  The Borrower and each Lender each hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER ENTERING INTO THIS AGREEMENT.

Section 8.14.  Electronic Communications.

(a)           The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative

Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Unmatured Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to gbmnaagency@rbs.com.  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner otherwise specified herein, but only to the extent requested by the Administrative Agent.

(b)           The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).  The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF THE COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)           The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e)           Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to this Agreement in any other manner specified herein.

Section 8.15.  Confidentiality.

(a)           Each Lender shall hold in confidence all non-public, confidential or proprietary information, memoranda, or extracts furnished to such Lender (directly or through the Administrative Agent) by the Borrower under this Agreement or in connection with the negotiation thereof; provided that such Lender may disclose any such information, memoranda or extracts (i) (A) to its directors, officers, employees, agents, auditors, attorneys, consultants and advisors and, (B) to the extent necessary for the administration of this Agreement, to its Affiliates and the directors, officers and employees of its Affiliates, (ii) to any regulatory or supervisory authority having authority to examine such Lender or such Lender’s Affiliates, (iii) as required by any legal or governmental process or otherwise by law (with such Lender providing details, to the extent permitted by law, to the Borrower of the information, memoranda or extracts disclosed pursuant to this clause (iii)), (iv) to any Person to which such Lender sells or proposes to sell an assignment or a participation in its Outstanding Credits hereunder, if such other Person agrees for the benefit of the Borrower to comply with the provisions of this Section and (v) to the extent that such information, memoranda or extracts shall be publicly available or shall have become known to such Lender independently of any disclosure by the Borrower under this Agreement or in connection with the negotiation thereof.  Any Lender disclosing information, memoranda or extracts pursuant to clause (i) or (iv) of this Section 8.15 will take reasonable steps to ensure that the persons receiving such information, memoranda or extracts pursuant to such Sections will hold the same in confidence in accordance with this Section 8.15.  To the extent possible, any Lender disclosing information, memoranda or extracts pursuant to clause (ii) or (iii) of this Section 8.15 will take reasonable steps to ensure that the persons receiving such information, memoranda or extracts pursuant to such Sections will hold the same in confidence in accordance with this Section 8.15.

(b)           Notwithstanding the foregoing, any Lender may disclose the provisions of this Agreement and the amounts, maturities and interest rates of its Outstanding Credits to any purchaser or potential purchaser of such Lender’s interest in any Outstanding Credits.  Notwithstanding anything to the contrary in this Agreement, each party hereto shall not be limited from disclosing the US tax treatment or US tax structure of the transactions contemplated by this Agreement.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONSTELLATION ENERGY GROUP, INC.,
as Borrower

By	/s/ Jonathan W. Thayer
Name: Jonathan W. Thayer
	Title:	Senior Vice President and
Chief Financial Officer

Signature Page to Constellation Energy Group, Inc. Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC,
as Administrative Agent and Lender

By	/s/ Belinda Tucker
Name: Belinda Tucker
Title: Senior Vice President

Signature Page to Constellation Energy Group, Inc. Credit Agreement

UBS LOAN FINANCE LLC, as Lender

By	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

Signature Page to Constellation Energy Group, Inc. Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Lender

By	/s/ Rianka Mohan
Name: Rianka Mohan
Title: Vice President

By	/s/ Nupur Kumar
Name: Nupur Kumar
Title: Associate

Signature Page to Constellation Energy Group, Inc. Credit Agreement

THE BANK OF NOVA SCOTIA, as Lender

By	/s/ Thane Rattew
Name: Thane Rattew
Title: Managing Director

Signature Page to Constellation Energy Group, Inc. Credit Agreement

BARCLAYS BANK PLC, as Lender

By	/s/ Nicholas Bell
Name: Nicholas Bell
Title: Director

Signature Page to Constellation Energy Group, Inc. Credit Agreement

BNP PARIBAS, as Lender

By	/s/ Denis O’Meara
Name: Denis O’Meara
Title: Managing Director

By	/s/ Francis J. Delaney
Name: Francis J. Delaney
Title: Managing Director

Signature Page to Constellation Energy Group, Inc. Credit Agreement

MORGAN STANLEY BANK, as Lender

By	/s/ Daniel Twenge
Name: Daniel Twenge
Title: Authorized Signatory

Signature Page to Constellation Energy Group, Inc. Credit Agreement

MANUFACTURERS AND TRADERS TRUST COMPANY, as Lender

By	/s/ John H. Lewin III
Name: John H. Lewin III
Title: Vice President

Signature Page to Constellation Energy Group, Inc. Credit Agreement

NATIONAL CITY BANK, as Lender

By	/s/ Michael Leong
Name: Michael Leong
Title: Vice President

Signature Page to Constellation Energy Group, Inc. Credit Agreement

UNION BANK OF CALIFORNIA, N.A., as Lender

By	/s/ Bryan Read
Name: Bryan Read
Title: Vice President

Signature Page to Constellation Energy Group, Inc. Credit Agreement

SCHEDULE I

LENDERS AND COMMITMENTS

Constellation Energy Group, Inc. Credit Agreement

Name of Lender	Commitment	Domestic Lending Office	Eurodollar Lending Office

The Royal Bank of Scotland PLC	$200,000,000	600 Steamboat Road Greenwich, CT 06830	Same as Domestic Lending Office

UBS Loan Finance LLC	$200,000,000	677 Washington Boulevard Stamford, CT 06901 Attn: Iris Choi Tel: 203-719-0678 Fax: 203-719-3888 Email: iris.choi@ubs.com	Same as Domestic Lending Office

Credit Suisse, Cayman Islands Branch	$250,000,000	Eleven Madison Avenue New York, NY 10010 Attn: Transaction Management Group Chevel Nelson Phone: 212-325-0880 Fax: 212-743-2780 Email: corpbanking.tmg@credit-suisse.com	Same as Domestic Lending Office

The Bank of Nova Scotia	$150,000,000	One Liberty Plaza 26th Floor New York, NY 10006	Same as Domestic Lending Office

Barclays Bank PLC	$100,000,000	200 Park Avenue 3rd Floor, New York, NY, 10166 Attn: Jane Yoon Tel: 973-576-3267 Fax: 973-576-3014 Email: jane.yoon@barcap.com	Same as Domestic Lending Office

BNP Paribas	$100,000,000	787 Seventh Avenue New York, NY 10019 Attn : Project Finance & Utilities Telephone: 212-841-2000 Fax: 212-841-2146	Same as Domestic Lending Office

I-1

Name of Lender	Commitment	Domestic Lending Office	Eurodollar Lending Office

Morgan Stanley Bank, N.A.	$100,000,000	One Utah Center 201 South Main Street, 5th Floor Salt Lake City, UT 84111 Attn: Documentation Team Telephone : 801-236-3655 Fax: 718-233-0967 Email: docs4loans@ms.com	Same as Domestic Lending Office

Manufacturers and Traders Trust Company	$50,000,000	25 S. Charles Street, 19th Floor Baltimore, MD 21201	Same as Domestic Lending Office

National City Bank	$40,000,000	One N. Franklin, 20th Floor Chicago, IL 60606	Same as Domestic Lending Office

Union Bank of California, N.A.	$40,000,000	Energy Capital Services 445 S. Figueroa Street, 15th Floor Los Angeles, CA 90071	Same as Domestic Lending Office

AGGREGATE COMMITMENTS:			$1,230,000,000

S-2

EXHIBIT A

Form of Assignment and Acceptance

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of November 13, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders listed in Schedule I thereto (together with their successors and assigns, the “Lenders”), and THE ROYAL BANK OF SCOTLAND PLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

1.        The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), (i) the interest described in Schedule 1 hereto in and to the Assignor’s interests, rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto, in a principal amount as set forth on Schedule 1 hereto and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor against any Person whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).

2.        The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any Credit Document and (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto or any collateral thereunder; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto or thereto; and (d) attaches any Notes held by it evidencing the Assigned Interest and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest under the Credit Agreement, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3.        The Assignee represents and warrants that (a) it has power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; (b) it meets all the requirements to be an assignee under Section 8.04(b)(i) and (iv) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.04(b)(i) of the Credit Agreement; (c) it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 5.03 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (d) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type; (e) if it is a Non-U.S. Payee, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by such Assignee; (f) it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (g) it appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (h) it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

4.        The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”).  Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of execution of this Assignment and Acceptance).

5.        Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]

6.        From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent of the interest assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

The Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Exhibit A

Schedule 1

to Assignment and Acceptance

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

[Trade Date:                               ](1)

Principal Amount Assigned	Commitment Percentage Assigned
$	/ %

[Name of Assignee]:	[Name of Assignor]:

By	By
Name:	Name:
Title:	Title:

Accepted:	Consented to:
THE ROYAL BANK OF SCOTLAND PLC,	CONSTELLATION ENERGY GROUP, INC.
as Administrative Agent

By	By
Name:	Name:
Title:	Title:

(1)	To be completed if the Assignor(s) and the Assignee(s) intend that the Principal Amount Assigned is to be determined as of the Trade Date.

EXHIBIT B

Form of Borrowing Request

The Royal Bank of Scotland plc, as
administrative agent for the lenders parties
to the Credit Agreement referred to below

600 Steamboat Road

Greenwich, CT 06830

Attention: Loan Administration

Reference is hereby made to the Credit Agreement, dated as of November 13, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower), the lenders listed in Schedule I thereto (together with their successors and assigns, the “Lenders”), and THE ROYAL BANK OF SCOTLAND PLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

The Borrower hereby gives notice to the Administrative Agent that Borrowings under the Credit Agreement, and of the type and amount set forth below, are requested to be made on the date indicated below to the Borrower:

Type of Borrowings	Interest Period	Aggregate Amount	Date of Borrowings

Base Rate Borrowing	N/A
Eurodollar Borrowing

The Borrower hereby requests that the proceeds of the Borrowings described in this Borrowing Request be made available to the Borrower as follows:

[insert transmittal instructions].

B-1

The Borrower hereby (i) certifies that all conditions contained in the Credit Agreement to the making of any Borrowing requested have been met or satisfied in full and (ii) acknowledges that the delivery of this Borrowing Request shall constitute a representation and warranty by the Borrower that, on the date of the proposed Borrowing, the statements contained in Section 3.02 of the Credit Agreement are true and correct.

CONSTELLATION ENERGY GROUP, INC.

By
Name:
Title:

DATE:

B-2

EXHIBIT C

Form of Notice of Conversion

The Royal Bank of Scotland plc, as
administrative agent for the lenders parties
to the Credit Agreement referred to below

600 Steamboat Road

Greenwich, CT 06830

Attention: Loan Administration

[Date]

Ladies and Gentlemen:

The undersigned, Constellation Energy Group, Inc., refers to the Credit Agreement, dated as of November 13, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders listed in Schedule I thereto (together with their successors and assigns, the “Lenders”), and THE ROYAL BANK OF SCOTLAND PLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement, that the undersigned hereby requests a Conversion under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion (the “Proposed Conversion”) as required by Section 2.03 of the Credit Agreement:

(i)            The Business Day of the Proposed Conversion is                                , 200   .

(ii)           The Type of Advances comprising the Proposed Conversion is [Base Rate Advances] [Eurodollar Advances].

(iii)          The aggregate amount of the Proposed Conversion is $                                    .

(iv)          The Type of Advances to which such Advances are proposed to be Converted is [Base Rate Advances] [Eurodollar Advances].

(v)           The Interest Period for each Advance made as part of the Proposed Conversion is         month(s).(1)

The undersigned hereby represents and warrants that the following statements are true on the date hereof, and will be true on the date of the Proposed Conversion:

(1)	Delete for Base Rate Advances.

C-1

(A)	The Borrower’s request for the Proposed Conversion is made in compliance with Section 2.03 of the Credit Agreement;

and

(B)	The statements contained in Section 3.02 of the Credit Agreement are true and correct.

Very truly yours,

CONSTELLATION ENERGY GROUP, INC.

By
Name:
Title:

C-2

EXHIBIT D

Form of Opinion of Counsel to Borrower

[Date]

To each of the lenders party to the Credit

Agreement referred to below and to

The Royal Bank of Scotland plc, as

administrative agent for such lenders

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(c)(vi) of the Credit Agreement dated as of November 13, 2008 (the “Credit Agreement”), among Constellation Energy Group, Inc., a Maryland corporation (the “Company”), the Lenders named therein (the “Lenders”), and The Royal Bank of Scotland plc, as Administrative Agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

I am Senior Vice President and General Counsel for the Company.  I am generally familiar with the Company’s corporate history, properties, operations and charter (including amendments, restatements and supplements thereto).  In connection with this opinion, I have considered, among other things: (i) the charter of the Company; (ii) the by-laws of the Company; (iii) the Credit Agreement; and (iv) such other documents, transactions and matters of law as I deemed necessary in order to render this opinion.

My opinions expressed below are specifically subject to the following limitations, exceptions, qualifications and assumptions:

(a)           In the examination of any and all documents, instruments, certificates and agreements, I have assumed the genuineness of all signatures (other than those of the Company), the authenticity of all documents submitted to me as originals and the conformity to authentic, original documents of all documents submitted to me as certified, conformed or photostatic copies.  I have also assumed that each natural person executing any document, instrument, certificate or agreement that I have reviewed in connection with this opinion was legally competent to do so.

(b)           As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assumed the accuracy of, certificates of public officials, the representations and warranties contained in the Credit Agreement and other information from responsible officers of the Company.

(c)           I have assumed that the Credit Agreement has been duly executed and delivered by each Lender, and constitutes the legal, valid and binding obligation of each such party, enforceable against such party in accordance with its terms.

(d)           I have assumed that there have been no oral or written amendments to the Credit Agreement or any documents, instruments, certificates or agreements entered into in connection therewith, and there has been no waiver of any of the provisions of any such documents, instruments, certificates or agreements, by actions or conduct of the parties or otherwise.

(e)           I express no opinion as to the enforceability of any provisions indemnifying a party against, or requiring contributions toward, that party’s liability for its own wrongful or negligent acts, or where indemnification or contribution is contrary to public policy or prohibited by law.

(f)            My opinion expressed below regarding the enforceability of the Credit Agreement is qualified by the following:

(i) such enforceability may be limited by or subject to (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies, and (y) the exercise of judicial discretion in accordance with general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(ii) certain provisions of the Credit Agreement may be unenforceable in whole or in part (including, but not limited to, the provisions concerning consent to jurisdiction and venue, and waivers of rights to claim forum non conveniens), although the inclusion of such provisions does not render the Credit Agreement invalid as a whole.

(g)           In basing the opinions and other matters set forth herein on “my knowledge,” the words “my knowledge” signify that, in the course of my representation of the Company, no information has come to my attention that would give me actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the documents, certificates, reports, and information on which I have relied are not accurate and complete.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

1.             The Company (a) is duly incorporated and validly existing under the laws of the State of Maryland, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and in which it proposes to be engaged after the date hereof, (c) is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except any such jurisdiction where the failure to so qualify does not, in the aggregate, result in a Material Adverse Change, (d) owns or possesses all licenses and permits necessary for the operation by it of its business, except to the extent that the failure to own or possess any such license or permit would not result in a Material Adverse Change, and (e) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, result in a Material Adverse Change.  The term “Requirements of Law” means the law of the State of Maryland and the law, rules and regulations of the United States of America.

2.        The Company has the corporate power and authority, and the legal right, to make, deliver and perform, and to borrow under, the Credit Agreement.  The Company has taken all necessary corporate action, as applicable, to authorize the borrowings on the terms and conditions of the Credit Agreement, and to authorize the execution, delivery and performance of the Credit Agreement, and the Credit Agreement has been duly executed and delivered on behalf of the Company.

3.        I note that the Credit Agreement provides that it is to be governed by the law of the State of New York.  However, if a court of competent jurisdiction were to hold that the Credit Agreement is to be governed by, and to be construed in accordance with, the laws of the State of Maryland, the Credit Agreement would be, under the laws of the State of Maryland, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

4.        The execution, delivery and performance of the Credit Agreement and the borrowings thereunder will not violate (a) the charter and bylaws of the Company, (b) any law, rule or regulation (including, without limitation, the Investment Company Act of 1940) or any judgment, injunction, order, decree, franchise or permit applicable to the Company, or (c) to my knowledge after appropriate inquiry, any material contractual restriction binding on or affecting the Company, and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such contractual restriction.

5.        No approval or authorization of, notice to, or filing with, or other act by or in respect of, any governmental agency or, to my knowledge after appropriate inquiry, any other person is required in connection with the execution, delivery, performance, validity or enforceability of the Credit Agreement or any of the documents referred to therein by the Company.

6.        To my knowledge after appropriate inquiry, no litigation, investigation or proceeding of or before any court, arbitrator or government agency is pending or threatened (a) with respect to the Credit Agreement or any of the transactions contemplated thereby or (b) affecting the Company, any of its subsidiaries, or any of its properties or assets except as disclosed in the Company’s Form 10-K for the fiscal year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, in any case, which will result in a Material Adverse Change.

7.        To my knowledge, the Company is not in default under or with respect to any material contractual restriction binding on or affecting the Company in any respect which will result in a Material Adverse Change.

8.        The Company is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

I express no opinion as to the law of any jurisdiction other than the law of the State of Maryland and the law of the United States of America.  I undertake no responsibility to update or supplement this opinion in response to changes in law or future events or circumstances.  The opinion expressed herein concerns only the effect of the law (excluding the principles of conflicts of law) of the State of Maryland and the United States of America as currently in effect.

This opinion has been rendered solely for your benefit in connection with the Credit Agreement and the transactions contemplated thereby and may not be used, circulated, quoted, relied upon or otherwise referred to by any other person (other than your respective counsel, auditors and any regulatory agency having jurisdiction over you or as otherwise required pursuant to legal process or other requirements of law and assignees that become Lenders pursuant to the terms of the Credit Agreement) for any other purpose without my prior written consent.

Very truly yours,

Charles A. Berardesco
Senior Vice President and
General Counsel

EXHIBIT E

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 5.03(b) of the Credit Agreement, dated as of November 13, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders listed in Schedule I thereto (together with their successors and assigns, the “Lenders”), and THE ROYAL BANK OF SCOTLAND PLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

1.        I am the duly elected, qualified and acting [Chief Financial Officer] [Treasurer] of the Borrower.

2.        I have reviewed and am familiar with the contents of this Certificate.

3.        Attached hereto as Attachment 1 (the “Financial Statements”) are the financial statements required to be delivered under Section 5.03(b) which I certify as having been prepared in accordance with generally accepted accounting principles consistently applied [except as set forth below] and subject to changes resulting from year end adjustments.  As of the date of this Certificate I have no knowledge of the existence, of any condition or event which constitutes an Unmatured Default or an Event of Default that has occurred and is continuing[, except as set forth below].

4.        Attached hereto as Attachment 2 are the computations showing compliance with the covenant[s] set forth in Section[s] 5.04 [and 5.05] of the Credit Agreement.

IN WITNESS WHEREOF, I execute this Certificate this                day of                      , 200   .

CONSTELLATION ENERGY GROUP, INC.

By
Name:
Title:

Attachment 1

to Exhibit E

[Set forth Financial Statements]

Attachment 2

to Exhibit E

The information described herein is as of            , 200   , and pertains to the period from              , 200    to              , 200   .

[Set forth Covenant Calculation]

EXHIBIT F

Form of Solvency Certificate

SOLVENCY CERTIFICATE

THIS SOLVENCY CERTIFICATE (this “Certificate”) is delivered to you pursuant to Section 3.01(b)(v) of the Credit Agreement, dated as of November 13, 2008 (the “Credit Agreement”), among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders listed in Schedule I thereto (together with their successors and assigns, the “Lenders”) and THE ROYAL BANK OF SCOTLAND PLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

The undersigned hereby certifies, to the best of his knowledge and belief and in his representative capacity on behalf of the Borrower, and not in any individual capacity, to the Administrative Agent and each Lender that, as of November 13, 2008, the Borrower is, and on and after the consummation of the transactions contemplated by the Credit Agreement will be, Solvent.

CONSTELLATION ENERGY GROUP, INC.

By
Jonathan W. Thayer
Chief Financial Officer and Senior Vice President

F-1